Exhibit 4.10.4

BIMCO

BARECON 2001

STANDARD BAREBOAT CHARTER (FORM OF) PART I

1. Shipbroker

N/A

2. Place and date

3. Owners/Place of business (Cl. 1)

XIANG L46 HK INTERNATIONAL SHIP LEASE CO., LIMITED, a company incorporated under the laws of Hong Kong with registration number 2913116 whose registered office is at 1/F Far East Consortium Bldg 121 Des Voeux Rd Central, Hong Kong

4. Bareboat Charterers/Place of business (Cl. 1)

FAIRY SHIPPING CORPORATION, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with registration number 61718 whose registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

5. Vessel's name, call sign and flag (Cl. 1 and 3)

YM Utmost / A8HZ5 / Liberia

6. Type of Vessel

Container Carrier

7. GT/NT

90,389 / 55,275

8. When/Where built

2006

HYUNDAI HEAVY INDUSTRIES CO., LTD.

9. Total DWT (abt.) in metric tons on summer freeboard

101,597

10. Classification Society (Cl. 3)

American Bureau of Shipping or any other Classification Society

11. Date of last special survey by the Vessel's classification society

TBA

12 Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3)

IMO No.: 9302621
Length: 319M
Breadth: 42.8M
Depth: 24.5M

13. Port or Place of delivery (Cl. 3)

The place of delivery specified under Clause 5(a) of the MOA

14. Time for delivery (Cl. 4)

See Clause 34 (Delivery of Vessel)

15. Cancelling date (Cl. 5)

See Clause 33 (Cancellation)

16. Port or Place of redelivery (Cl. 15)

See Clause 40 (Termination, Redelivery and Total Loss)

17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15)

See Clause 40 (Termination, Redelivery and Total Loss)

18. Running days' notice if other than stated in Cl. 4

N/A

19. Frequency of dry-docking (Cl. 10(g))

In accordance with Classification Society or Flag State requirements

20. Trading limits (Cl. 6)

Worldwide within International Navigating Limits

21. Charter period (Cl. 2)

See Clause 32 (Charter Period)

22. Charter hire (Cl. 11)

See Clause 36 (Charterhire and Advance Charterhire)

23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii))

N/A

24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV

See Clause 36 (Charterhire and Advance Charterhire) - neither Clause 11 (f) nor Part IV applies

25. Currency and method of payment (Cl. 11)

Dollars/bank transfer

26. Place of payment; also state beneficiary and bank account (Cl. 11)

The following account:
Beneficiary: FAIRY SHIPPING CORPORATION
Account No.: 1200049745
Beneficiary bank: Hamburg Commercial Bank AG
SWIFT Code: HSHNDEHH
or such other account as may be notified by the Owners to the Charterers from time to time

27. Bank guarantee/bond (sum and place) (Cl. 24) (optional)

See Clause 24 (Corporate Guarantee)

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) **See Clause 35 (Quiet Enjoyment)**	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) **See Clause 38 (Insurance) - Clause 14 does not apply**
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **See Clause 38 (Insurance)**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **See Clause 38 (Insurance)**
32. Latent defects (only to be filled in if period other than stated in Cl. 3) **N/A**	33. Brokerage commission and to whom payable (Cl. 27) **N/A**
34. Grace period (state number of clear banking days) (Cl. 28) **See Clause 44**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **(c) See Clause 30 (Dispute Resolution)**
36. War cancellation (indicate countries agreed) (Cl. 26(f)) **N/A**	
37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional) **No, Part III does not apply**	38. Name and place of Builders (only to be filled in if PART III applies) **N/A**
39. Vessel's Yard Building No. (only to be filled in if PART III applies) **N/A**	40. Date of Building Contract (only to be filled in if PART III applies) **N/A**
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) **N/A** b) **N/A** c) **N/A**	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional) **No, Part IV does not apply**	43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional) **No, Part V does not apply**
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) **N/A**	45. Country of the Underlying Registry (only to be filled in if PART V applies) **N/A**
46. Number of additional clauses covering special provisions, if agreed **Clause 32 (Charter Period) to Clause 60 (Definitions)**	

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) **For and on behalf of the Owners** **Name:** **Title:**	Signature (Charterers) **For and on behalf of the Charterers** **Name:** **Title:**

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 1 1. Definitions See also Clause 60 (Definitions) 2 In this Charter, the following terms shall have the 3 meanings hereby assigned to them: 4 “The Owners” shall mean the party identified in Box 3; 5 “The Charterers” shall mean the party identified in Box 4; 6 “The Vessel” shall mean the vessel named in Box 5 and 7 with particulars as stated in Boxes 6 to 12. 8 “Financial Instrument” means the mortgage, deed of 9 covenant or other such financial security instrument as 10 annexed to this Charter and stated in Box 28. 11 2 Charter Period 12 In consideration of the hire detailed in Box 22, 13 the Owners have agreed to let and the Charterers have 14 agreed to hire the Vessel for the period stated in Box 21. 15 (“The Charter Period”). See also Clause 32 (Charter Period) and Clause 36 (Charterhire and Advance Charterhire). 16 3. Delivery 17 (not applicable when Part III applies, as indicated in Box 37) 18 (a) The Owners shall before and at the time of delivery 19 exercise due diligence to make the Vessel seaworthy 20 And in every respect ready in hull, machinery and 21 equipment for service under this Charter. 22 The Vessel shall be delivered by the Owners and taken 23 over by the Charterers at the port or place indicated in 24 Box 13. in such ready safe berth as the Charterers may 25 direct. 26 (b) The Vessel is shall be properly documented on 27 delivery in accordance with the laws of the flag State 28 indicated in Box 5 and the requirements of the 29 cClassification sSociety stated in Box 10. The Vessel upon 30 delivery shall have her survey cycles up to date and 31 trading and class certificates valid for at least the number 32 of months agreed in Box 12. 33 (c) The delivery of the Vessel by the Owners and the 34 taking over of the Vessel by the Charterers shall 35 constitute a full performance by the Owners of all the 36 Owners’ obligations under this Clause 3, and thereafter 37 the Charterers shall not be entitled to make or assert 38 any claim against the Owners on account of any 39 conditions, representations or warranties expressed or 40 implied with respect to the Vessel. but the Owners shall 41 be liable for the cost of but not the time for repairs or 42 renewals occasioned by latent defects in the Vessel, 43 her machinery or appurtenances, existing at the time of 44 delivery under this Charter, provided such defects have 45 manifested themselves within twelve (12) months after 46 delivery unless otherwise provided in Box 32. 47 4. Time for Delivery See Clauses 32 (Charter Period) and 34 (Delivery of Vessel) 48 (not applicable when Part III applies, as indicated in Box 37) 49 The Vessel shall not be delivered before the date 50 indicated in Box 14 without the Charterers’ consent and 51 the Owners shall exercise due diligence to deliver the 52 Vessel not later than the date indicated in Box 15. 53 Unless otherwise agreed in Box 18, the Owners shall 54 give the Charterers not less than thirty (30) running days’ 55 preliminary and not less than fourteen (14) running days’ 56 definite notice of the date on which the Vessel is 57 expected to be ready for delivery. 58 The Owners shall keep the Charterers closely advised 59 of possible changes in the Vessel’s position. 60 5. Cancelling See Clause 33 (Cancellation) 61 (not applicable when Part III applies, as indicated in Box 37) 62 (a) Should the Vessel not be delivered latest by the 63 cancelling date indicated in Box 15, the Charterers shall 64 have the option of cancelling this Charter by giving the 65 Owners notice of cancellation within thirty-six (36) 66 running hours after the cancelling date stated in Box 67 15, failing which this Charter shall remain in full force 68 and effect. 69 (b) If it appears that the Vessel will be delayed beyond 70 the cancelling date, the Owners may, as soon as they 71 are in a position to state with reasonable certainty the 72 day on which the Vessel should be ready, give notice 73 thereof to the Charterers asking whether they will 74 exercise their option of cancelling, and the option must 75 then be declared within one hundred and sixty-eight 76 (168) running hours of the receipt by the Charterers of 77 such notice or within thirty-six (36) running hours after 78 the cancelling date, whichever is the earlier. If the 79 Charterers do not then exercise their option of cancelling, 80 the seventh day after the readiness date stated in the 81 Owners’ notice shall be substituted for the cancelling 82 date indicated in Box 15 for the purpose of this Clause 5. 83 (c) Cancellation under this Clause 5 shall be without 84 prejudice to any claim the Charterers may otherwise 85 have on the Owners under this Charter. 86 6. Trading Restrictions See also Clauses 46.1 (n) and 46.1(o) 87 The Vessel shall be employed in lawful trades for the 88 carriage of suitable lawful merchandise within the trading 89 limits indicated in Box 20. 90 The Charterers undertake not to employ the Vessel or 91 suffer the Vessel to be employed otherwise than in 92 conformity with the terms of the contracts of insurance 93 (including any warranties expressed or implied therein) 94 without first obtaining the consent of the insurers to such 95 employment and complying with such requirements as 96 to extra premium or otherwise as the insurers may 97 prescribe. 98 The Charterers also undertake not to employ the Vessel 99 or suffer her employment in any trade or business which 100 is forbidden by the law of any country to which the Vessel 101 may sail or is otherwise illicit or in carrying illicit or 102 prohibited goods or in any manner whatsoever which 103 may render her liable to condemnation, destruction, 104 seizure or confiscation. 105 Notwithstanding any other provisions contained in this 106 Charter it is agreed that nuclear fuels or radioactive 107 products or waste are specifically excluded from the 108 cargo permitted to be loaded or carried under this 109 Charter. This exclusion does not apply to radio-isotopes 110 used or intended to be used for any industrial, 111 commercial, agricultural, medical or scientific purposes 112 provided the Owners’ prior approval has been obtained 113 to loading thereof. 114 7. Surveys on Delivery and Redelivery 115 (not applicable when Part III applies, as indicated in Box 37) 116 The Owners and Charterers shall each appoint 117 surveyors for the purpose of determining and agreeing 118 in writing the condition of the Vessel at the time of 119 delivery and redelivery pursuant to Clause 40 (Termination, Redelivery and Total Loss) (with the Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter relevant costs paid by the Charterers) hereunder. The Owners shall 120 bear all expenses of the On-hire Survey including loss 121 of time, if any, and the Charterers shall bear all expenses 122 of the Off-hire Survey including loss of time, if any, at 123 the daily equivalent to the rate of hire or pro rata thereof. 124 8. Inspection 125 The Owners shall have the right at any time either (i) once every calendar year provided no Potential Termination Event or Termination Event has occurred (after giving reasonable notice to the Charterers and provided that the Owners do not unduly interfere with or cause delay to the commercial operation of the Vessel) or (ii) at any time following the occurrence of a Potential Termination Event or Termination event), after giving 126 reasonable notice to the Charterers to inspect or survey 127 the Vessel or instruct a duly authorised surveyor to carry 128 out such survey on their behalf:-129 (a) to ascertain the condition of the Vessel and satisfy 130 themselves that the Vessel is being properly repaired 131 and maintained. The costs and fees for such inspection 132 or survey shall be paid by the Charterers; Owners unless the Vessel 133 is found to require repairs or maintenance in order to 134 achieve the condition so provided; 135 (b) in dry-dock if the Charterers have not dry-docked 136 Her in accordance with Clause 10(g). The costs and fees 137 for such inspection or survey shall be paid by the 138 Charterers; and 139 (c) for any other commercial reason they consider 140 necessary (provided it does not unduly interfere with 141 the commercial operation of the Vessel). The costs and 142 fees for such inspection and survey shall be paid by the 143 Owners. 144 All time used in respect of inspection, survey or repairs 145 shall be for the Charterers’ account and form part of the 146 Charter Period. 147 The Charterers shall also permit the Owners to inspect 148 the Vessel’s log books whenever requested and shall 149 whenever required by the Owners furnish them with full 150 information regarding any casualties or other accidents 151 or damage to the Vessel. The Charterers shall provide all necessary assistance to the Owners, their representatives or agents in respect of any inspection and/or survey referred to hereunder. 152 9. Inventories, Oil and Stores See Clause 34.7 153 A complete inventory of the Vessel’s entire equipment, 154 outfit including spare parts, appliances and of all 155 consumable stores on board the Vessel shall be made 156 by the Charterers in conjunction with the Owners on 157 delivery and again on redelivery of the Vessel. The 158 Charterers and the Owners, respectively, shall at the 159 time of delivery and redelivery take over and pay for all 160 bunkers, lubricating oil, unbroached provisions, paints, 161 ropes and other consumable stores (excluding spare 162 parts) in the said Vessel at the then current market prices 163 at the ports of delivery and redelivery, respectively. The 164 Charterers shall ensure that all spare parts listed in the 165 inventory and used during the Charter Period are 166 replaced at their expense prior to redelivery of the 167 Vessel. 168 10. Maintenance and Operation 169 (a)(i)Maintenance and Repairs—During the Charter 170 Period the Vessel shall be in the full possession 171 and at the absolute disposal for all purposes of the 172 Charterers and under their complete control in 173 every respect. The Charterers shall maintain the 174 Vessel, her machinery, boilers, appurtenances and 175 spare parts in a good state of repair, in efficient 176 operating condition and in accordance with good 177 commercial maintenance practice and, except as 178 provided for in Clause 14(l), if applicable, at their 179 own expense they shall at all times keep the 180 Vessel’s classification Class fully up to date with the Classification 181 Society indicated in Box 10 and maintain all other 182 necessary certificates in force at all times. 183 (ii) New Class and Other Safety Requirements—In the 184 event of any improvement, structural changes or 185 new equipment becoming necessary for the 186 continued operation of the Vessel by reason of new 187 class requirements or by compulsory legislation . the Charterers shall ensure that the same are complied with and the time and costs of compliance shall be for the Charterers’ account. 188 costing (excluding the Charterers’ loss of time) 189 more than the percentage stated in Box 23, or if 190 Box 23 is left blank, 5 per cent. of the Vessel’s 191 insurance value as stated in Box 29, then the 192 extent, if any, to which the rate of hire shall be varied 193 and the ratio in which the cost of compliance shall 194 be shared between the parties concerned in order 195 to achieve a reasonable distribution thereof as 196 between the Owners and the Charterers having 197 regard, inter alia, to the length of the period 198 remaining under this Charter shall, in the absence 199 of agreement, be referred to the dispute resolution 200 method agreed in Clause 30. 201 (iii) Financial Security—The Charterers shall maintain 202 financial security or responsibility in respect of third 203 party liabilities as required by any government, 204 including federal, state or municipal or other division 205 or authority thereof, to enable the Vessel, without 206 penalty or charge, lawfully to enter, remain at, or 207 leave any port, place, territorial or contiguous 208 waters of any country, state or municipality in 209 performance of this Charter without any delay. This 210 obligation shall apply whether or not such 211 requirements have been lawfully imposed by such 212 government or division or authority thereof. 213 The Charterers shall make and maintain all arrange-214 ments by bond or otherwise as may be necessary to 215 satisfy such requirements at the Charterers’ sole 216 expense and the Charterers shall indemnify the Owners 217 against all consequences whatsoever (including loss of 218 time) for any failure or inability to do so. 219 (b) Operation of the Vessel—The Charterers shall at 220 their own expense and by their own procurement man, 221 victual, navigate, operate, supply, fuel and, whenever 222 required, repair the Vessel during the Charter Period 223 and they shall pay all charges and expenses of every 224 kind and nature whatsoever incidental to their use and 225 operation of the Vessel under this Charter, including 226 annual fFlag State fees and any foreign general 227 municipality and/or state taxes. The Master, officers 228 and crew of the Vessel shall be the servants of the Charterers Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 229 for all purposes whatsoever, even if for any reason 230 appointed by the Owners. 231 Charterers shall comply with the regulations regarding 232 officers and crew in force in the country of the Vessel’s 233 flag or any other applicable law. 234 (c) The Charterers shall keep the Owners and the 235 mortgagee(s) advised of the intended employment, 236 planned dry-docking (other than the periodical dry-docking referred to under paragraph (g) below) and major repairs of the Vessel, 237 as reasonably required. 238 (d) Flag and Name of Vessel – During the Charter 239 Period, the Charterers shall have the liberty to paint the 240 Vessel in their own colours, install and display their 241 funnel insignia and fly their own house flag (with all fees, costs and expenses arising in relation thereto for the Charterers’ account). The 242 Charterers shall also have the liberty, with the Owners’ 243 consent, which shall not be unreasonably withheld, to 244 change the flag of the Vesseel to that of another Flag State (with all fees, costs and expenses arising in relation thereto for the Charterers’ account) and/or with the Owners’ consent, the name of the Vessel (with all fees, costs and expenses arising in relation thereto for the Charterers’ account) during 245 the Charter Period. Any Ppainting and re-painting, instalment 246 and re-instalment, registration (including maintenance and renewal therefore) and re-registration, if 247 required by the Owners, shall be at the Charterers’ 248 expense and time. If the Flag State requires the Owners to register itself for establish a physical presence or office in the jurisdiction of such Flag State, all fees, costs and expenses payable by the Owners to register itself, establish and maintain such physical presence or office shall be for the account of the Charterers. 249 (e) Changes to the Vessel – Subject to Clause 10(a)(ii) and Clause 10(b), 250 the Charterers shall make no structural changes in the 251 Vessel or changes which materially adversely affect the Vessel’s classification or value in the machinery, boilers, or appurten-252 ances or spare parts thereof without in each instance 253 first securing the Owners’ approval thereof. If the Owners 254 so agree, the Charterers shall, if the Owners so require, 255 restore the Vessel to its former condition. before the 256 termination of this Charter. 257 (f) Use of the Vessel’s Outfit, Equipment and 258 Appliances—The Charterers shall have the use of all 259 outfit, equipment, and appliances on board the Vessel 260 at the time of delivery, provided the same or their 261 substantial equivalent shall be returned to the Owners 262 on redelivery (without prejudice to Clauses 40.6 and 40.7 and if redelivery is required pursuant to this Charter) in the same good order and condition as 263 when received, ordinary wear and tear excepted. The 264 Charterers shall from time to time during the Charter 265 Period replace such items of equipment as shall be so 266 damaged or worn as to be unfit for use. The Charterers 267 are to procure that all repairs to or replacement of any 268 damaged, worn or lost parts or equipment be effected 269 in such manner (both as regards workmanship and 270 quality of materials) as not to diminish the value of the 271 Vessel. Title of any equipment so replaced shall vest in and remain with the Owners. The Charterers have the right to fit additional 272 equipment at their expense and risk (provided that no permanent structural damage is caused to the Vessel by reason of such installation) andbut the Charterers 273 shall, at their expense, remove such equipment and make good any damage caused by the fitting or removal of such additional equipment before the Vessel is redelivered to the Owners pursuant to Clause 40.3 and without prejudice to Clauses 40.6 and 40.7, at the end of the period if 274 requested by the Owners. Any equipment including radio 275 equipment on hire on the Vessel at time of delivery shall 276 be kept and maintained by the Charterers and the 277 Charterers shall assume the obligations and liabilities 278 of the Owners under any lease contracts in connection 279 therewith and shall reimburse the Owners for all 280 expenses incurred in connection therewith, also for any 281 new equipment required in order to comply with radio 282 regulations. 283 (g) Periodical Dry-Docking—The Charterers shall dry-284 dock the Vessel and clean and paint her underwater 285 parts whenever the same may be necessary, but not 286 less than once during the period stated in Box 19 or, if 287 Box 19 has been left blank, every sixty (60) calendar 288 months after delivery or such other period as may be 289 required by the Classification Society or Fflag State. 290 11. Hire See Clause 36 (Charterhire and Advance Charterhire) 291 (a) The Charterers shall pay hire due to the Owners 292 punctually in accordance with the terms of this Charter 293 in respect of which time shall be of the essence. 294 (b) The Charterers shall pay to the Owners for the hire 295 of the Vessel a lump sum in the amount indicated in 296 Box 22 which shall be payable not later than every thirty 297 (30) running days in advance, the first lump sum being 298 payable on the date and hour of the Vessel’s delivery to 299 the Charterers. Hire shall be paid continuously 300 throughout the Charter Period. 301 (c) Payment of hire shall be made in cash without 302 discount in the currency and in the manner indicated in 303 Box 25 and at the place mentioned in Box 26. 304 (d) Final payment of hire, if for a period of less than 305 thirty (30) running days, shall be calculated proportionally 306 according to the number of days and hours remaining 307 before redelivery and advance payment to be effected 308 accordingly. 309 (e) Should the Vessel be lost or missing, hire shall 310 cease from the date and time when she was lost or last 311 heard of. The date upon which the Vessel is to be treated 312 as lost or missing shall be ten (10) days after the Vessel 313 was last reported or when the Vessel is posted as 314 missing by Lloyd’s, whichever occurs first. Any hire paid 315 in advance to be adjusted accordingly. 316 (f) Any delay in payment of hire shall entitle the 317 Owners to interest at the rate per annum as agreed 318 in Box 24. If Box 24 has not been filled in, the three months 319 Interbank offered rate in London (LIBOR or its successor) 320 for the currency stated in Box 25, as quoted by the British 321 Bankers’ Association (BBA) on the date when the hire 322 fell due, increased by 2 per cent., shall apply. 323 (g) Payment of interest due under sub-clause 11(f) Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 324 shall be made within seven (7) running days of the date 325 of the Owners’ invoice specifying the amount payable 326 or, in the absence of an invoice, at the time of the next 327 hire payment date. 328 12. Mortgage See Clause 35 (Quiet Enjoyment) 329 (only to apply if Box 28 has been appropriately filled in) 330 *) (a) The Owners warrant that they have not effected 331 any mortgage(s) of the Vessel and that they shall not 332 effect any mortgage(s) without the prior consent of the 333 Charterers, which shall not be unreasonably withheld. 334 *) (b) The Vessel chartered under this Charter is financed 335 by a mortgage according to the Financial Instrument. 336 The Charterers undertake to comply, and provide such 337 information and documents to enable the Owners to 338 comply, with all such instructions or directions in regard 339 to the employment, insurances, operation, repairs and 340 maintenance of the Vessel as laid down in the Financial 341 Instrument or as may be directed from time to time during 342 the currency of the Charter by the mortgagee(s) in 343 conformity with the Financial Instrument. The Charterers 344 confirm that, for this purpose, they have acquainted 345 themselves with all relevant terms, conditions and 346 provisions of the Financial Instrument and agree to 347 acknowledge this in writing in any form that may be 348 required by the mortgagee(s). The Owners warrant that 349 they have not effected any mortgage(s) other than stated 350 in Box 28 and that they shall not agree to any 351 amendment of the mortgage(s) referred to in Box 28 or 352 effect any other mortgage(s) without the prior consent 353 of the Charterers, which shall not be unreasonably 354 withheld. 355 *) (Optional, Clauses 12(a) and 12(b) are alternatives; 356 indicate alternative agreed in Box 28). 357 13. Insurance and Repairs See also Clause 38 (Insurance) 358 (a) Subject and without prejudice to Clause 38 (Insurance) Dduring the Charter Period the Vessel shall be kept 359 insured by the Charterers at their expense against hull 360 and machinery,marine and war (including blocking and trapping) and Protection and Indemnity risks and freight, demurrage and defence risks 361 (and any risks against which it is compulsory to insure 362 for the operation of the Vessel, including but not limited to maintaining 363 financial security in accordance with sub-clause 364 10(a)(iii)) in such form as the Owners shall in writing 365 approve, which approval shall not be un-reasonably 366 withheld. Such insurances as specified in this Clause 13 shall be arranged by the 367 Charterers to protect the interests of both the Owners 368 and the Charterers and the mMortgagee(s) (if any), and 369 The Charterers shall be at liberty to protect under such 370 insurances the interests of any managers they may 371 appoint. Insurance policies shall cover the Owners and 372 the Charterers and the Mortgagees (if any) according to their respective interests. 373 Subject to the provisions of the Financial Instruments, (if 374 any), and the agreed loss payable clauses, and the approval of the Owners and the insurers, 375 the Charterers shall effect all insured repairs and shall 376 undertake settlement and reimbursement from the 377 insurers of all costs in connection with such repairs as 378 well as insured charges, expenses and liabilities to the 379 extent of coverage under the insurances herein provided 380 for. 381 The Charterers also to remain responsible for and to 382 effect repairs and settlement of costs and expenses 383 incurred thereby in respect of all other repairs not 384 covered by the insurances and/or not exceeding any 385 possible franchise(s) or deductibles provided for in the 386 insurances. 387 All time used for repairs under the provisions of sub-388 clause 13(a) and for repairs of latent defects according 389 to Clause 3(c) above, including any deviation, shall be 390 for the Charterers’ account. 391 (b) If the conditions of the above insurances permit 392 additional insurance to be placed by the parties, such 393 cover shall be limited to the amount for each party set 394 out in Box 30 and Box 31, respectively. The Owners or 395 the Charterers as the case may be shall immediately 396 furnish the Owners other party with particulars of any additional 397 insurance effected, including copies of any cover notes 398 or policies and the written consent of the insurers of 399 any such required insurance in any case where the 400 consent of such insurers is necessary. 401 (c) The Charterers shall upon the request of the 402 Owners, provide information and promptly execute such 403 documents as may be required to enable the Owners to 404 comply with the insurance provisions of the each Financial 405 Instrument (if any). 406 (d) Subject to the provisions of the Financial Instru-407 ments, if any, and Clause 38 (Insurance) and Clause 40 (Termination, Redelivery and Total Loss), should the Vessel become an actual, 408 constructive, compromised or agreed a tTotal lLoss under 409 the insurances required under sub-clause 13(a), all 410 insurance payments for such loss shall be paid to the 411 Owners (if applicable, their financiers) in accordance with the agreed loss payable clauses who shall distribute the moneys between the 412 Owners and the Charterers according to their respective 413 interests. The Charterers undertake to notify the Owners 414 and the mMortgagee(s), if any, of any occurrences in 415 consequence of which the Vessel is likely to become a 416 tTotal lLoss. as defined in this Clause. 417 (e) The Owners shall upon the request of the 418 Charterers and subject to the Owners’ approval of such request, promptly execute such documents as may 419 be required to enable the Charterers to abandon the 420 Vessel to insurers and claim a constructive total loss. 421 (f) For the purpose of insurance coverage against hull 422 and machinery and war risks under the provisions of 423 sub-clause 13(a), the value of the Vessel is the sum 424 indicated in Box 29 Clause 38 (Insurance). 425 14. Insurance, Repairs and Classification - intentionally omitted 426 (Optional, only to apply if expressly agreed and stated 427 in Box 29, in which event Clause 13 shall be considered 428 deleted). 429 (a) During the Charter Period the Vessel shall be kept 430 insured by the Owners at their expense against hull and 431 machinery and war risks under the form of policy or 432 policies attached hereto. The Owners and/or insurers 433 shall not have any right of recovery or subrogation 434 against the Charterers on account of loss of or any 435 damage to the Vessel or her machinery or appurt-436 enances covered by such insurance, or on account of Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 437 payments made to discharge claims against or liabilities 438 of the Vessel or the Owners covered by such insurance. 439 Insurance policies shall cover the Owners and the 440 Charterers according to their respective interests. 441 (b) During the Charter Period the Vessel shall be kept 442 insured by the Charterers at their expense against 443 Protection and Indemnity risks (and any risks against 444 which it is compulsory to insure for the operation of the 445 Vessel, including maintaining financial security in 446 accordance with sub-clause 10(a)(iii)) in such form as 447 the Owners shall in writing approve which approval shall 448 not be unreasonably withheld. 449 (c) In the event that any act or negligence of the 450 Charterers shall vitiate any of the insurance herein 451 provided, the Charterers shall pay to the Owners all 452 losses and indemnify the Owners against all claims and 453 demands which would otherwise have been covered by 454 such insurance. 455 (d) The Charterers shall, subject to the approval of the 456 Owners or Owners’ Underwriters, effect all insured 457 repairs, and the Charterers shall undertake settlement 458 of all miscellaneous expenses in connection with such 459 repairs as well as all insured charges, expenses and 460 liabilities, to the extent of coverage under the insurances 461 provided for under the provisions of sub-clause 14(a). 462 The Charterers to be secured reimbursement through 463 the Owners’ Underwriters for such expenditures upon 464 presentation of accounts. 465 (e) The Charterers to remain responsible for and to 466 effect repairs and settlement of costs and expenses 467 incurred thereby in respect of all other repairs not 468 covered by the insurances and/or not exceeding any 469 possible franchise(s) or deductibles provided for in the 470 insurances. 471 (f) All time used for repairs under the provisions of 472 sub-clauses 14(d) and 14(e) and for repairs of latent 473 defects according to Clause 3 above, including any 474 deviation, shall be for the Charterers’ account and shall 475 form part of the Charter Period. 476 The Owners shall not be responsible for any expenses 477 as are incident to the use and operation of the Vessel 478 for such time as may be required to make such repairs. 479 (g) If the conditions of the above insurances permit 480 additional insurance to be placed by the parties such 481 cover shall be limited to the amount for each party set 482 out in Box 30 and Box 31, respectively. The Owners or 483 the Charterers as the case may be shall immediately 484 furnish the other party with particulars of any additional 485 insurance effected, including copies of any cover notes 486 or policies and the written consent of the insurers of 487 any such required insurance in any case where the 488 consent of such insurers is necessary. 489 (h) Should the Vessel become an actual, constructive, 490 compromised or agreed total loss under the insurances 491 required under sub-clause 14(a), all insurance payments 492 for such loss shall be paid to the Owners, who shall 493 distribute the moneys between themselves and the 494 Charterers according to their respective interests. 495 (i) If the Vessel becomes an actual, constructive, 496 compromised or agreed total loss under the insurances 497 arranged by the Owners in accordance with sub-clause 498 14(a), this Charter shall terminate as of the date of such 499 loss. 500 (j) The Charterers shall upon the request of the 501 Owners, promptly execute such documents as may be 502 required to enable the Owners to abandon the Vessel 503 to the insurers and claim a constructive total loss. 504 (k) For the purpose of insurance coverage against hull 505 and machinery and war risks under the provisions of 506 sub-clause 14(a), the value of the Vessel is the sum 507 indicated in Box 29. 508 (l) Notwithstanding anything contained in sub-clause 509 10(a), it is agreed that under the provisions of Clause 510 14, if applicable, the Owners shall keep the Vessel’s 511 Class fully up to date with the Classification Society 512 indicated in Box 10 and maintain all other necessary 513 certificates in force at all times. 514 15. Redelivery See Clause 40 (Termination, Redelivery and Total Loss) 515 At the expiration of the Charter Period the Vessel shall 516 be redelivered by the Charterers to the Owners at a 517 safe and ice-free port or place as indicated in Box 16, in 518 such ready safe berth as the Owners may direct. The 519 Charterers shall give the Owners not less than thirty 520 (30) running days’ preliminary notice of expected date, 521 range of ports of redelivery or port or place of redelivery 522 and not less than fourteen (14) running days’ definite 523 notice of expected date and port or place of redelivery. 524 Any changes thereafter in the Vessel’s position shall be 525 notified immediately to the Owners. 526 The Charterers warrant that they will not permit the 527 Vessel to commence a voyage (including any preceding 528 ballast voyage) which cannot reasonably be expected 529 to be completed in time to allow redelivery of the Vessel 530 within the Charter Period. Notwithstanding the above, 531 should the Charterers fail to redeliver the Vessel within 532 The Charter Period, the Charterers shall pay the daily 533 equivalent to the rate of hire stated in Box 22 plus 10 534 per cent. or to the market rate, whichever is the higher, 535 for the number of days by which the Charter Period is 536 exceeded. All other terms, conditions and provisions of 537 this Charter shall continue to apply. 538 Subject to the provisions of Clause 10, the Vessel shall 539 be redelivered to the Owners in the same or as good 540 structure, state, condition and class as that in which she 541 was delivered, fair wear and tear not affecting class 542 excepted. 543 The Vessel upon redelivery shall have her survey cycles 544 up to date and trading and class certificates valid for at 545 least the number of months agreed in Box 17. 546 16. Non-Lien 547 Other than Permitted Security Interests, Tthe Charterers will not suffer, nor permit to be continued, 548 any lien or encumbrance incurred by them or their 549 agents, which might have priority over the title and 550 interest of the Owners in the Vessel. The Charterers 551 further agree to fasten to the Vessel in a conspicuous 552 place and to keep so fastened during the Charter Period 553 a notice reading as follows: 554 “This Vessel is the property of (name of Owners). It is 555 under charter to (name of Charterers) and by the terms 556 of the Charter Party neither the Charterers nor the 557 Master have any right, power or authority to create, incur 558 or permit to be imposed on the Vessel any lien 559 whatsoever.” Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter Or a notice in such form as required by any Mortgagee(s) 560 17. Indemnity See Clauses 37.4, 38.15, 38.16, 40.5, 41.3 and 51 561 (a) The Charterers shall indemnify the Owners against 562 any loss, damage or expense incurred by the Owners 563 arising out of or in relation to the operation of the Vessel 564 by the Charterers, and against any lien of whatsoever 565 nature arising out of an event occurring during the 566 Charter Period. If the Vessel be arrested or otherwise 567 detained by reason of claims or liens arising out of her 568 operation hereunder by the Charterers, the Charterers 569 shall at their own expense take all reasonable steps to 570 secure that within a reasonable time the Vessel is 571 released, including the provision of bail. 572 Without prejudice to the generality of the foregoing, the 573 Charterers agree to indemnify the Owners against all 574 consequences or liabilities arising from the Master, 575 officers or agents signing Bills of Lading or other 576 documents. 577 (b) If the Vessel be arrested or otherwise detained by 578 reason of a claim or claims against the Owners, the 579 Owners shall at their own expense take all reasonable 580 steps to secure that within a reasonable time the Vessel 581 is released, including the provision of bail. 582 In such circumstances the Owners shall indemnify the 583 Charterers against any loss, damage or expense 584 incurred by the Charterers (including hire paid under 585 this Charter) as a direct consequence of such arrest or 586 detention. 587 18. Lien 588 The Owners to have a lien upon all cargoes, sub-hires 589 and sub-freights belonging or due to the Charterers or 590 any sub-charterers and any Bill of Lading freight for all 591 claims under this Charter., and the Charterers to have a 592 lien on the Vessel for all moneys paid in advance and 593 not earned. 594 19. Salvage 595 All salvage and towage performed by the Vessel shall 596 be for the Charterers’ benefit and the cost of repairing 597 damage occasioned thereby shall be borne by the 598 Charterers. 599 20. Wreck Removal 600 In the event of the Vessel becoming a wreck or 601 obstruction to navigation the Charterers shall indemnify 602 the Owners against any sums whatsoever which the 603 Owners shall become liable to pay and shall pay in 604 consequence of the Vessel becoming a wreck or 605 obstruction to navigation. 606 21. General Average 607 The Owners shall not contribute to General Average. 608 22. Assignment, Sub-Charter and Sale 609 (a) The Charterers shall not assign this Charter nor 610 sub-charter the Vessel on a bareboat basis except with 611 the prior consent in writing of the Owners, which shall 612 not be unreasonably withheld, and subject to such terms 613 and conditions as the Owners shall approve. 614 (b) The Owners shall not sell the Vessel during the 615 currency of this Charter except with the prior written 616 consent of the Charterers, which shall not be unreason-617 ably withheld, and subject to the buyer accepting an 618 assignment of this Charter. 619 23. Contracts of Carriage 620 *) (a) The Charterers are to procure that all documents 621 issued during the Charter Period evidencing the terms 622 and conditions agreed in respect of carriage of goods 623 shall contain a paramount clause incorporating any 624 legislation relating to carrier’s liability for cargo 625 compulsorily applicable in the trade; if no such legislation 626 exists, the documents shall incorporate the Hague-Visby 627 Rules. The documents shall also contain the New Jason 628 Clause and the Both-to-Blame Collision Clause. 629 *) (b) The Charterers are to procure that all passenger 630 tickets issued during the Charter Period for the carriage 631 of passengers and their luggage under this Charter shall 632 contain a paramount clause incorporating any legislation 633 relating to carrier’s liability for passengers and their 634 luggage compulsorily applicable in the trade; if no such 635 legislation exists, the passenger tickets shall incorporate 636 the Athens Convention Relating to the Carriage of 637 Passengers and their Luggage by Sea, 1974, and any 638 protocol thereto. 639 *) Delete as applicable. 640 24. Bank Corporate Guarantee 641 (Optional, only to apply if Box 27 filled in) 642 The Charterers undertake to furnish on or about the date of this Charter, before delivery of 643 the Vessel, a first class bank a corporate guarantee from the Guarantor or bond in the 644 sum and at the place as indicated in Box 27 as guarantee and on or about the date of this Charter the other Security Documents (as the case may be) as security, in each case 645 for full performance of their obligations under this 646 Charter. 647 25. Requisition/Acquisition 648 (a) Subject to the provisions of the Financial Instruments (if any) and the General Assignment, Iin the event of the Requisition for Hire of the Vessel 649 by any governmental or other competent authority 650 (hereinafter referred to as “Requisition for Hire”) 651 irrespective of the date during the Charter Period when 652 “Requisition for Hire” may occur and irrespective of the 653 length thereof and whether or not it be for an indefinite 654 or a limited period of time, and irrespective of whether it 655 may or will remain in force for the remainder of the 656 Charter Period, this Charter shall not be deemed thereby 657 or thereupon to be frustrated or otherwise terminated 658 and the Charterers shall continue to pay the stipulated 659 hire in the manner provided by this Charter until the time 660 when the Charter would have terminated pursuant to 661 any of the provisions hereof always. provided however 662 that in the event of “Requisition for Hire” any Requisition 663 Hire or compensation received or receivable by the 664 Owners shall be payable to the Charterers during the 665 remainder of the Charter Period or the period of the 666 “Requisition for Hire” whichever be the shorter. 667 (b) In the event of the Owners being deprived of their 668 ownership in the Vessel by any Compulsory Acquisition 669 of the Vessel or requisition for title by any governmental 670 or other competent authority (hereinafter referred to as 671 “Compulsory Acquisition”), then, irrespective of the date 672 during the Charter Period when “Compulsory Acqui-673 sition” may occur, this Charter shall be deemed 674 terminated as of the date of such “Compulsory 675 Acquisition”. In such event Charter Hire to be considered 676 as earned and to be paid up to the date and time of 677 such “Compulsory Acquisition”. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 678 26. War 679 (a) Subject to the provisions of the Financial Instruments (if any), Ffor the purpose of this Clause, the words “War 680 Risks” shall include any war (whether actual or 681 threatened), act of war, civil war, hostilities, revolution, 682 rebellion, civil commotion, warlike operations, the laying 683 of mines (whether actual or reported), acts of piracy, 684 acts of terrorists, acts of hostility or malicious damage, 685 blockades (whether imposed against all vessels or 686 imposed selectively against vessels of certain flags or 687 ownership, or against certain cargoes or crews or 688 otherwise howsoever), by any person, body, terrorist or 689 political group, or the Government of any state 690 whatsoever, which may be dangerous or are likely to be 691 or to become dangerous to the Vessel, her cargo, crew 692 or other persons on board the Vessel. 693 (b) Without first obtaining (i) the written consent of the Owners and (ii) the consent of the insurers to such employment and complying with the terms of Clause 38 and such other requirements as to extra insurance premiums or any other requirements as may be prescribed by the insurers, Tthe Vessel, unless the written consent of the 694 Owners be first obtained, shall not continue to or go 695 through any port, place, area or zone (whether of land 696 or sea), or any waterway or canal, where it reasonably 697 appears that the Vessel, her cargo, crew or other 698 persons on board the Vessel, in the reasonable 699 judgement of the Owners, may be, or are likely to be, 700 exposed to War Risks. Should the Vessel be within any 701 such place as aforesaid, which only becomes danger-702 ous, or is likely to be or to become dangerous, after her 703 entry into it, the Owners shall have the right to require 704 the Vessel to leave such area. 705 (c) The Vessel shall not load contraband cargo, or to 706 pass through any blockade, whether such blockade be 707 imposed on all vessels, or is imposed selectively in any 708 way whatsoever against vessels of certain flags or 709 ownership, or against certain cargoes or crews or 710 otherwise howsoever, or to proceed to an area where 711 she shall be subject, or is likely to be subject to 712 a belligerent’s right of search and/or confiscation. 713 (d) If the insurers of the war risks insurance, when 714 Clause 14 is applicable, should require payment of 715 premiums and/or calls because, pursuant to the 716 Charterers’ orders, the Vessel is within, or is due to enter 717 and remain within, any area or areas which are specified 718 by such insurers as being subject to additional premiums 719 because of War Risks, then such premiums and/or calls 720 shall be reimbursed by the Charterers to the Owners at 721 the same time as the next payment of hire is due. 722 (e) The Charterers shall have the liberty: 723 (i) to comply with all orders, directions, recommend-724 ations or advice as to departure, arrival, routes, 725 sailing in convoy, ports of call, stoppages, 726 destinations, discharge of cargo, delivery, or in any 727 other way whatsoever, which are given by the 728 Government of the Nation under whose flag the 729 Vessel sails, or any other Government, body or 730 group whatsoever acting with the power to compel 731 compliance with their orders or directions; 732 (ii) to comply with the orders, directions or recom-733 mendations of any war risks underwriters who have 734 the authority to give the same under the terms of the war risks insurance; (iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement. (f) In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery the end of the Charter Period. 27. Commission—intentionally omitted The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work. If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire. 28. Termination See Clauses 40 (Termination, Redelivery and Total Loss) and 44 (Termination Events) (a) Charterers’ Default The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if: (i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 797 the Owners to withdraw the Vessel from the service 798 of the Charterers and terminate the Charter without 799 further notice; 800 (ii) the Charterers fail to comply with the requirements of: 801 (1) Clause 6 (Trading Restrictions) 802 (2) Clause 13(a) (Insurance and Repairs) 803 provided that the Owners shall have the option, by 804 written notice to the Charterers, to give the 805 Charterers a specified number of days grace within 806 which to rectify the failure without prejudice to the 807 Owners’ right to withdraw and terminate under this 808 Clause if the Charterers fail to comply with such 809 notice; 810 (iii) the Charterers fail to rectify any failure to comply 811 with the requirements of sub-clause 10(a)(i) 812 (Maintenance and Repairs) as soon as practically 813 possible after the Owners have requested them in 814 writing so to do and in any event so that the Vessel’s 815 insurance cover is not prejudiced. 816 (b) Owners’ Default 817 If the Owners shall by any act or omission be in breach 818 of their obligations under this Charter to the extent that 819 the Charterers are deprived of the use of the Vessel 820 and such breach continues for a period of fourteen (14) 821 running days after written notice thereof has been given 822 by the Charterers to the Owners, the Charterers shall 823 be entitled to terminate this Charter with immediate effect 824 by written notice to the Owners. 825 (c) Loss of Vessel 826 This Charter shall be deemed to be terminated if the 827 Vessel becomes a total loss or is declared as a 828 constructive or compromised or arranged total loss. For 829 the purpose of this sub-clause, the Vessel shall not be 830 deemed to be lost unless she has either become an 831 actual total loss or agreement has been reached with 832 her underwriters in respect of her constructive, 833 compromised or arranged total loss or if such agreement 834 with her underwriters is not reached it is adjudged by a 835 competent tribunal that a constructive loss of the Vessel 836 has occurred. 837 (d) Either party shall be entitled to terminate this 838 Charter with immediate effect by written notice to the 839 other party in the event of an order being made or 840 resolution passed for the winding up, dissolution, 841 liquidation or bankruptcy of the other party (otherwise 842 than for the purpose of reconstruction or amalgamation) 843 or if a receiver is appointed, or if it suspends payment, 844 ceases to carry on business or makes any special 845 arrangement or composition with its creditors. 846 (e) The termination of this Charter shall be without 847 prejudice to all rights accrued due between the parties 848 prior to the date of termination and to any claim that 849 either party might have. 850 29. Repossession 851 In the event of the Owners have made a request for redelivery of the Vessel termination of this Charter in 852 accordance with the applicable provisions of Clause 28 40.3, 853 the Owners shall in addition have the right to repossess the Vessel 854 from the Charterers at her current or next port of call, or 855 at a port or place convenient to them without hindrance 856 or interference by the Charterers, courts or local 857 authorities. Pending physical repossession of the Vessel 858 in accordance with this Clause 29 and/or Clause 40, the Charterers shall 859 hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and crew follow the orders and directions of the Owners.    860 The Owners shall arrange for an authorised represent-861 ative to board the Vessel as soon as reasonably 862 practicable following the termination of the Charter. The 863 Vessel shall be deemed to be repossessed by the 864 Owners from the Charterers upon the boarding of the 865 Vessel by the Owners’ representative. All arrangements 866 and expenses relating to the settling of wages, 867 disembarkation and repatriation of the Charterers’ 868 Master, officers and crew shall be the sole responsibility 869 of the Charterers. 870 30. Dispute Resolution 871 *) (a) This Contract Charter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed 872 in accordance with English law and any dispute arising 873 out of or in connection with this Contract Charter shall be referred 874 to arbitration in London in accordance with the Arbitration 875 Act 1996 or any statutory modification or re-enactment 876 thereof save to the extent necessary to give effect to 877 the provisions of this Clause. 878 The arbitration shall be conducted in accordance with 879 the London Maritime Arbitrators Association (LMAA) 880 Terms current at the time when the arbitration proceed-881 ings are commenced. 882 The reference shall be to three arbitrators. A party 883 wishing to refer a dispute to arbitration shall appoint its 884 arbitrator and send notice of such appointment in writing 885 to the other party requiring the other party to appoint its 886 own arbitrator within 14 calendar days of that notice and 887 stating that it will appoint its arbitrator as sole arbitrator 888 unless the other party appoints its own arbitrator and 889 gives notice that it has done so within the 14 days 890 specified. If the other party does not appoint its own 891 arbitrator and give notice that it has done so within the 892 14 days specified, the party referring a dispute to 893 arbitration may, without the requirement of any further 894 prior notice to the other party, appoint its arbitrator as 895 sole arbitrator and shall advise the other party 896 accordingly. The award of a sole arbitrator shall be 897 binding on both parties as if he had been appointed by 898 agreement. 899 Nothing herein shall prevent the parties agreeing in 900 writing to vary these provisions to provide for the 901 appointment of a sole arbitrator. 902 In cases where neither the claim nor any counterclaim 903 exceeds the sum of US$50,000 (or such other sum as 904 the parties may agree) the arbitration shall be conducted 905 in accordance with the LMAA Small Claims Procedure 906 current at the time when the arbitration proceedings are 907 commenced. The language or any arbitration proceedings shall be English. 908 *) (b) This Contract shall be governed by and construed 909 in accordance with Title 9 of the United States Code 910 and the Maritime Law of the United States and any 911 dispute arising out of or in connection with this Contract 912 shall be referred to three persons at New York, one to 913 be appointed by each of the parties hereto, and the third Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 914 by the two so chosen; their decision or that of any two 915 of them shall be final, and for the purposes of enforcing 916 any award, judgement may be entered on an award by 917 any court of competent jurisdiction. The proceedings 918 shall be conducted in accordance with the rules of the 919 Society of Maritime Arbitrators, Inc. 920 In cases where neither the claim nor any counterclaim 921 exceeds the sum of US$50,000 (or such other sum as 922 the parties may agree) the arbitration shall be conducted 923 in accordance with the Shortened Arbitration Procedure 924 of the Society of Maritime Arbitrators, Inc. current at 925 the time when the arbitration proceedings are commenced. 926 *) (c) This Contract shall be governed by and construed 927 in accordance with the laws of the place mutually agreed 928 by the parties and any dispute arising out of or in 929 connection with this Contract shall be referred to 930 arbitration at a mutually agreed place, subject to the 931 procedures applicable there.    932 (d) Notwithstanding (a), (b) or (c) above, the parties 933 may agree at any time to refer to mediation any 934 difference and/or dispute arising out of or in connection 935 with this Contract. 936 In the case of a dispute in respect of which arbitration 937 has been commenced under (a), (b) or (c) above, the 938 following shall apply:-939 (i) Either party may at any time and from time to time 940 elect to refer the dispute or part of the dispute to 941 mediation by service on the other party of a written 942 notice (the “Mediation Notice”) calling on the other 943 party to agree to mediation. 944 (ii) The other party shall thereupon within 14 calendar 945 days of receipt of the Mediation Notice confirm that 946 they agree to mediation, in which case the parties 947 shall thereafter agree a mediator within a further 948 14 calendar days, failing which on the application 949 of either party a mediator will be appointed promptly 950 by the Arbitration Tribunal (“the Tribunal”) or such 951 person as the Tribunal may designate for that 952 purpose. The mediation shall be conducted in such 953 place and in accordance with such procedure and 954 on such terms as the parties may agree or, in the 955 event of disagreement, as may be set by the 956 mediator. 957 (iii) If the other party does not agree to mediate, that 958 fact may be brought to the attention of the Tribunal 959 and may be taken into account by the Tribunal when 960 allocating the costs of the arbitration as between 961 the parties. 962 (iv) The mediation shall not affect the right of either 963 party to seek such relief or take such steps as it 964 considers necessary to protect its interest. 965 (v) Either party may advise the Tribunal that they have 966 agreed to mediation. The arbitration procedure shall 967 continue during the conduct of the mediation but 968 the Tribunal may take the mediation timetable into 969 account when setting the timetable for steps in the 970 arbitration. 971 (vi) Unless otherwise agreed or specified in the 972 mediation terms, each party shall bear its own costs 973 incurred in the mediation and the parties shall share 974 equally the mediator’s costs and expenses. 975 (vii) The mediation process shall be without prejudice 976 and confidential and no information or documents 977 disclosed during it shall be revealed to the Tribunal 978 except to the extent that they are disclosable under 979 the law and procedure governing the arbitration. 980 (Note: The parties should be aware that the mediation 981 process may not necessarily interrupt time limits.) 982 (e) If Box 35 in Part I is not appropriately filled in, subclause 983 30(a) of this Clause shall apply. Sub-clause 30(d) shall 984 apply in all cases. 985 *) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; 986 indicate alternative agreed in Box 35. 987 31. Notices See Clause 43 (Notices) 988 (a) Any notice to be given by either party to the other 989 party shall be in writing and may be sent by fax, telex, 990 registered or recorded mail or by personal service. 991 (b) The address of the Parties for service of such 992 communication shall be as stated in Boxes 3 and 4 993 respectively. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY (Optional, only to apply if expressly agreed and stated in Box 37) 1. Specifications and Building Contract 2 (a) The Vessel shall be constructed in accordance with 3 the Building Contract (hereafter called “the Building 4 Contract”) as annexed to this Charter, made between the 5 Builders and the Owners and in accordance with the 6 specifications and plans annexed thereto, such Building 7 Contract, specifications and plans having been counter-8 signed as approved by the Charterers. 9 (b) No change shall be made in the Building Contract or 10 in the specifications or plans of the Vessel as approved by 11 the Charterers as aforesaid, without the Charterers’ 12 consent. 13 (c) The Charterers shall have the right to send their 14 representative to the Builders’ Yard to inspect the Vessel 15 during the course of her construction to satisfy themselves 16 that construction is in accordance with such approved 17 specifications and plans as referred to under sub-clause 18 (a) of this Clause. 19 (d) The Vessel shall be built in accordance with the 20 Building Contract and shall be of the description set out 21 therein. Subject to the provisions of sub-clause 2(c)(ii) 22 hereunder, the Charterers shall be bound to accept the 23 Vessel from the Owners, completed and constructed in 24 accordance with the Building Contract, on the date of 25 delivery by the Builders. The Charterers undertake that 26 having accepted the Vessel they will not thereafter raise 27 any claims against the Owners in respect of the Vessel’s 28 performance or specification or defects, if any. 29 Nevertheless, in respect of any repairs, replacements or 30 defects which appear within the first 12 months from 31 delivery by the Builders, the Owners shall endeavour to 32 compel the Builders to repair, replace or remedy any defects 33 or to recover from the Builders any expenditure incurred in 34 carrying out such repairs, replacements or remedies. 35 However, the Owners’ liability to the Charterers shall be 36 limited to the extent the Owners have a valid claim against 37 the Builders under the guarantee clause of the Building 38 Contract (a copy whereof has been supplied to the 39 Charterers). The Charterers shall be bound to accept such 40 sums as the Owners are reasonably able to recover under 41 this Clause and shall make no further claim on the Owners 42 for the difference between the amount(s) so recovered and 43 the actual expenditure on repairs, replacement or 44 remedying defects or for any loss of time incurred. 45 Any liquidated damages for physical defects or deficiencies 46 shall accrue to the account of the party stated in Box 41(a) 47 or if not filled in shall be shared equally between the parties. 48 The costs of pursuing a claim or claims against the Builders 49 under this Clause (including any liability to the Builders) 50 shall be borne by the party stated in Box 41(b) or if not 51 filled in shall be shared equally between the parties. 52 2. Time and Place of Delivery 53 (a) Subject to the Vessel having completed her 54 acceptance trials including trials of cargo equipment in 55 accordance with the Building Contract and specifications 56 to the satisfaction of the Charterers, the Owners shall give 57 and the Charterers shall take delivery of the Vessel afloat 58 when ready for delivery and properly documented at the 59 Builders’ Yard or some other safe and readily accessible 60 dock, wharf or place as may be agreed between the parties 61 hereto and the Builders. Under the Building Contract the 62 Builders have estimated that the Vessel will be ready for 63 delivery to the Owners as therein provided but the delivery 64 date for the purpose of this Charter shall be the date when 65 the Vessel is in fact ready for delivery by the Builders after 66 completion of trials whether that be before or after as 67 indicated in the Building Contract. The Charterers shall not 68 be entitled to refuse acceptance of delivery of the Vessel 69 and upon and after such acceptance, subject to Clause 70 1(d), the Charterers shall not be entitled to make any claim 71 against the Owners in respect of any conditions, 72 representations or warranties, whether express or implied, 73 as to the seaworthiness of the Vessel or in respect of delay 74 in delivery. 75 (b) If for any reason other than a default by the Owners 76 under the Building Contract, the Builders become entitled 77 under that Contract not to deliver the Vessel to the Owners, 78 the Owners shall upon giving to the Charterers written 79 notice of Builders becoming so entitled, be excused from 80 giving delivery of the Vessel to the Charterers and upon 81 receipt of such notice by the Charterers this Charter shall 82 cease to have effect. 83 (c) If for any reason the Owners become entitled under 84 the Building Contract to reject the Vessel the Owners shall, 85 before exercising such right of rejection, consult the 86 Charterers and thereupon 87 (i) if the Charterers do not wish to take delivery of the Vessel 88 they shall inform the Owners within seven (7) running days 89 by notice in writing and upon receipt by the Owners of such 90 notice this Charter shall cease to have effect; or 91 (ii) if the Charterers wish to take delivery of the Vessel 92 they may by notice in writing within seven (7) running days 93 require the Owners to negotiate with the Builders as to the 94 terms on which delivery should be taken and/or refrain from 95 exercising their right to rejection and upon receipt of such 96 notice the Owners shall commence such negotiations and/ 97 or take delivery of the Vessel from the Builders and deliver 98 her to the Charterers; 99 (iii) in no circumstances shall the Charterers be entitled to 100 reject the Vessel unless the Owners are able to reject the 101 Vessel from the Builders; 102 (iv) if this Charter terminates under sub-clause (b) or (c) of 103 this Clause, the Owners shall thereafter not be liable to the 104 Charterers for any claim under or arising out of this Charter 105 or its termination. 106 (d) Any liquidated damages for delay in delivery under the 107 Building Contract and any costs incurred in pursuing a claim 108 therefor shall accrue to the account of the party stated in 109 Box 41(c) or if not filled in shall be shared equally between 110 the parties. 111 3. Guarantee Works 112 If not otherwise agreed, the Owners authorise the 113 Charterers to arrange for the guarantee works to be 114 performed in accordance with the building contract terms, 115 and hire to continue during the period of guarantee works. 116 The Charterers have to advise the Owners about the 117 performance to the extent the Owners may request. 118 4. Name of Vessel 119 The name of the Vessel shall be mutually agreed between 120 the Owners and the Charterers and the Vessel shall be Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY (Optional, only to apply if expressly agreed and stated in Box 37) 121 painted in the colours, display the funnel insignia and fly 122 the house flag as required by the Charterers. 123 5. Survey on Redelivery 124 The Owners and the Charterers shall appoint surveyors 125 for the purpose of determining and agreeing in writing the 126 condition of the Vessel at the time of re-delivery. 127 Without prejudice to Clause 15 (Part II), the Charterers 128 shall bear all survey expenses and all other costs, if any, 129 including the cost of docking and undocking, if required, 130 as well as all repair costs incurred. The Charterers shall 131 also bear all loss of time spent in connection with any 132 docking and undocking as well as repairs, which shall be 133 paid at the rate of hire per day or pro rata. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART IV HIRE/PURCHASE AGREEMENT (Optional, only to apply if expressly agreed and stated in Box 42) 1 On expiration of this Charter and provided the Charterers 2 have fulfilled their obligations according to Part I and II 3 as well as Part III, if applicable, it is agreed, that on 4 payment of the final payment of hire as per Clause 11 5 the Charterers have purchased the Vessel with 6 everything belonging to her and the Vessel is fully paid 7 for. 8 In the following paragraphs the Owners are referred to 9 as the Sellers and the Charterers as the Buyers. 10 The Vessel shall be delivered by the Sellers and taken 11 over by the Buyers on expiration of the Charter. 12 The Sellers guarantee that the Vessel, at the time of 13 delivery, is free from all encumbrances and maritime 14 liens or any debts whatsoever other than those arising 15 from anything done or not done by the Buyers or any 16 existing mortgage agreed not to be paid off by the time 17 of delivery. Should any claims, which have been incurred 18 prior to the time of delivery be made against the Vessel, 19 the Sellers hereby undertake to indemnify the Buyers 20 against all consequences of such claims to the extent it 21 can be proved that the Sellers are responsible for such 22 claims. Any taxes, notarial, consular and other charges 23 and expenses connected with the purchase and 24 registration under Buyers’ flag, shall be for Buyers’ 25 account. Any taxes, consular and other charges and 26 expenses connected with closing of the Sellers’ register, 27 shall be for Sellers’ account. 28 In exchange for payment of the last month’s hire 29 instalment the Sellers shall furnish the Buyers with a 30 Bill of Sale duly attested and legalized, together with a 31 certificate setting out the registered encumbrances, if 32 any. On delivery of the Vessel the Sellers shall provide 33 for deletion of the Vessel from the Ship’s Register and 34 deliver a certificate of deletion to the Buyers. 35 The Sellers shall, at the time of delivery, hand to the 36 Buyers all classification certificates (for hull, engines, 37 anchors, chains, etc.), as well as all plans which may 38 be in Sellers’ possession. 39 The Wireless Installation and Nautical Instruments, 40 unless on hire, shall be included in the sale without any 41 extra payment. 42 The Vessel with everything belonging to her shall be at 43 Sellers’ risk and expense until she is delivered to the 44 Buyers, subject to the conditions of this Contract and 45 the Vessel with everything belonging to her shall be 46 delivered and taken over as she is at the time of delivery, 47 after which the Sellers shall have no responsibility for 48 possible faults or deficiencies of any description. 49 The Buyers undertake to pay for the repatriation of the 50 Master, officers and other personnel if appointed by the 51 Sellers to the port where the Vessel entered the Bareboat 52 Charter as per Clause 3 (Part II) or to pay the equivalent 53 cost for their journey to any other place. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART V PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY (Optional, only to apply if expressly agreed and stated in Box 43) 1. Definitions For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them: “The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter. “The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration. 2. Mortgage The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply. 3. Termination of Charter by Default If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45. In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

EXECUTION VERSION (FORM OF)

ADDITIONAL CLAUSES TO BARECON 2001

DATED __________________ 2020

Clause 32 – CHARTER PERIOD

32.1	For the avoidance of doubt, notwithstanding the fact that the Charter Period shall commence on the Delivery Date, this Charter shall be:

(a)	in full force and effect; and

(b)	valid, binding and enforceable against the parties hereto,

with effect from the date of this Charter until the end of the Charter Period (subject to the terms of this Charter).

32.2	The charter period shall, subject to the terms of this Charter, continue for a period of sixty (60) months from the Delivery Date.

Clause 33 – CANCELLATION

33.1	If:

(a)	a Termination Event which is continuing occurs prior to the delivery of the Vessel by the Charterers as sellers to the Owners as buyers under the MOA;

(b)

it becomes unlawful for the Owners (as buyers) to perform or comply with any or all of their obligations under the MOA or any of the obligations of the Owners under the MOA are not or cease to be legal, valid, binding and enforceable; and/or

(c)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason,

then this Charter shall immediately terminate and be cancelled (provided that any provision hereof expressed to survive such termination or cancellation shall so do in accordance with its terms) without the need for either of the Owners or the Charterers to take any action whatsoever, provided that the Owners shall be entitled to retain all fees or amounts paid by the Charterers pursuant to Clause 41.1 (and without prejudice to Clause 41.1, if such fees or amounts have not been paid but are due and payable, the Charterers shall forthwith pay such fees or amounts to the Owners in accordance with Clause 41.1) and such payment and the payment of:

(i)

all other amounts payable under this Charter which have fallen due on or prior to the date on which this Charter may be terminated pursuant to this Clause 33 (Cancellation) (but which remain unpaid together with any default interest thereon); and

(ii)

any costs and expenses incurred by the Owners in collecting any payments due under this Charter or in obtaining the due performance of the obligations of the Charterers under this Charter or the other Leasing Documents and any default interest in relation thereto, is acknowledged by the Charterers to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform their obligations under this Charter.

Clause 34 – DELIVERY OF VESSEL

34.1

(a)	This Charter is part of a transaction involving the sale, purchase and charter back of the Vessel and constitutes one of the Leasing Documents.

(b)	The obligation of the Owners to charter the Vessel to the Charterers hereunder is subject to and conditional upon:

(i)

the delivery of the Vessel by the Charterers as sellers to the Owners as buyers in accordance with the terms of the MOA with such Delivery occurring on or before the Cancelling Date (and, for the purposes of this Charter, the Vessel shall be deemed delivered to the Charterers simultaneously with delivery of the Vessel to the Owners pursuant to the MOA);

(ii)	no Potential Termination Event or Termination Event has occurred and is continuing at the relevant time;

(iii)

the representations and warranties contained in Clause 45 (Representations and warranties) being true and correct on the date of this Charter and each day thereafter until and including the last day of the Charter Period; and

(iv)	the Owners having received from the Charterers:

(A)	on or prior to Delivery, the documents or evidence set out in Part A, Part B and Part C of Schedule II in form and substance satisfactory to them; and

(B)	after Delivery, the documents or evidence set out in Part D of Schedule II in form and substance satisfactory to them within the time periods set out thereunder;

and if any of the documents listed in sub-paragraph (iv) above are not in the English language then they shall be accompanied by a certified English translation.

34.2	The conditions precedent and conditions subsequent specified in Clause 34.1(b) are for the sole benefit of the Owners.

34.3

On delivery to and acceptance by the Owners (in their capacity as buyers) of the Vessel under the MOA from the Charterers (in their capacity as sellers) and subject to the provisions of this Clause 34 (Delivery of Vessel), the Vessel shall be deemed to have been delivered to, and accepted without reservation by, the Charterers under this Charter and the Charterers shall become and be entitled to the possession and use of the Vessel on and subject to the terms and conditions of this Charter.

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34.4

On Delivery, as evidence of the commencement of the Charter Period, the Charterers shall sign and deliver to the Owners the Acceptance Certificate. Without prejudice to this Clause 34.4, the Charterers shall be deemed to have accepted the Vessel under this Charter and the commencement of the Charter Period having started, on Delivery even if for whatever reason, the Acceptance Certificate is not signed and/or the Charterers do not take actual possession of the Vessel at that time.

34.5

The Charterers shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Charter once the Vessel has been delivered to and accepted by the Owners as buyers under the MOA from the Charterers as sellers, and the Owners shall not be liable for any losses, costs or expenses whatsoever or howsoever arising including, without limitation, any loss of profit or any loss or otherwise:

(a)	resulting directly or indirectly from any defect or alleged defect in the Vessel or any failure of the Vessel; or

(b)	arising from any delay in the commencement of the Charter Period or any failure of the Charter Period to commence.

34.6

The Owners will not and shall not be obliged to deliver the Vessel to the Charterers with any bunkers and unused lubricating oils and greases (whether in storage tanks and unopened drums or otherwise) except such items (including bunkers, lubricating oils, unbroached provisions, paints, ropes and other consumable stores) as are on the Vessel on Delivery.

34.7	The Charterers shall, following the Owners’ delivery of items on board the Vessel on Delivery pursuant to Clause 34.6, keep all such items on board the Vessel for the Charterers’ own use.

Clause 35 – QUIET ENJOYMENT

35.1

Provided that no Potential Termination Event or Termination Event has occurred and is continuing, the Owners hereby agree not to disturb or interfere (or instruct another party to disturb or interfere) with the Charterers’ lawful use, possession and quiet enjoyment of the Vessel during the Charter Period.

35.2	Subject to Clause 35.1 above, the Charterers acknowledge that, at any time during the Charter Period:

(a)

the Owners are entitled to enter into certain funding arrangements with their financier(s), (the “Mortgagee”), in order to finance in part or in full of the Purchase Price, which funding arrangements may be secured, inter alia, by the relevant Financial Instruments;

(b)	the Owners may do any of the following as security for the funding arrangements referred to in paragraph (a) above, in each case, without the prior consent of the Charterers:

(i)	execute a ship mortgage over the Vessel or any other Financial Instrument in favour of a Mortgagee;

(ii)	assign their rights and interests to, in or in connection with this Charter and any other Leasing Document in favour of that Mortgagee;

(iii)	assign their rights and interests to, in or in connection with the Insurances, the Earnings and the Requisition Compensation of the Vessel in favour of that Mortgagee; and

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(iv)	enter into any other document or arrangement which is necessary to give effect to such financing arrangements; and

(c)

the Charterers undertake to comply, and provide such information and documents reasonably required to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in any Financial Instrument or as may be directed from to time during the currency of this Charter by the Mortgagee in conformity with any Financial Instrument. The Charterers further agree and acknowledge all relevant terms, conditions and provisions of each Financial Instrument (if any) and agree to acknowledge this in writing in any form that may be reasonably required by the Mortgagee.

35.3

The Owners shall use best endeavours to procure that their financier(s) enter into a quiet enjoyment agreement with the Charterers on such terms as may be agreed between the Owners, the Mortgagee and the Charterers.

Clause 36 – CHARTERHIRE AND UPFRONT CHARTERHIRE

36.1

In consideration of the Owners agreeing to charter the Vessel to the Charterers under this Charter at the request of the Charterers, the Charterers hereby irrevocably and unconditionally agree to pay to the Owners the Charterhire, the Upfront Charterhire and the Expiry Purchase Price in accordance with the terms of this Charter.

36.2	The Charterers shall pay to the Owners on the Delivery Date, the Upfront Charterhire.

36.3

The Charterers shall be deemed to have paid the Upfront Charterhire to the Owners on the Delivery Date (as defined under the MOA) upon the Owners setting off an amount equal to the Upfront Charterhire from the Purchase Price payable by the Owners under the MOA against the Charterers’ obligation to pay the Upfront Charterhire under this Charter.

36.4	The Upfront Charterhire shall not bear interest and shall be non-refundable.

36.5

Subject to the terms of this Clause 36 (Charterhire and Upfront Charterhire) the Charterers shall pay to the Owners, the Charterhire quarterly in arrears in twenty (20) consecutive instalments to the Owners under this Charter, provided that:

(a)	the first instalment of the Charterhire shall be payable on the date falling three (3) months after the Delivery Date;

(b)	each subsequent instalment (other than the final instalment) of the Charterhire shall be payable on the date falling three (3) months after the previous instalment payment of the Charterhire; and

(c)	the final instalment of the Charterhire shall be payable on the date falling sixty (60) months after the Delivery Date.

36.6

The Vessel shall not at any time be deemed off-hire and the Charterers’ obligation to pay all Charterhire, the Upfront Charterhire and other amounts payable under the Leasing Documents shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever including but not limited to:

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(a)

any set-off (other than the Upfront Charterhire which shall be set-off pursuant to Clause 36.3), counterclaim, recoupment, defence, claim or other right which the Charterers may at any time have against the Owners or any other person for any reason whatsoever including, without limitation, any act, omission or breach on the part of the Owners under this Charter or any other agreement at any time existing between the Owners and the Charterers;

(b)

any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Charterers, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation;

(c)	any title defect or encumbrance or any dispossession of the Vessel by title paramount or otherwise;

(d)	any defect in the seaworthiness, condition, value, design, merchantability, operation or fitness for use of the Vessel or the ineligibility of the Vessel for any particular trade;

(e)	the Total Loss or any damage to or forfeiture or court marshall or other sale of the Vessel;

(f)

any libel, attachment, levy, detention, sequestration or taking into custody of the Vessel or any restriction or prevention of or interference with or interruption or cessation in, the use or possession thereof by the Charterers;

(g)	any insolvency, bankruptcy, reorganization, arrangement, readjustment, dissolution, striking-off, liquidation or similar proceedings by or against the Charterers;

(h)

any invalidity, unenforceability, lack of due authorization or other defects, or any failure or delay in performing or complying with any of the terms and provisions of this Charter or the other Leasing Documents by any party to this Charter or any other person;

(i)	any enforcement or attempted enforcement by the Owners of their rights under this Charter or any of the Leasing Documents executed or to be executed pursuant to this Charter; or

(j)

any loss of use of the Vessel due to deficiency or default or strike of officers or crew, fire, breakdown, damage, accident, defective cargo or any other cause which would or might but for this provision have the effect of terminating or in any way affecting any obligation of the Charterers under this Charter.

36.7	Time of payment of the Charterhire, the Upfront Charterhire and other payments by the Charterers shall be of the essence of this Charter and the other Leasing Documents.

36.8

All payments of the Charterhire, the Upfront Charterhire and any other amounts payable under the Leasing Documents shall be made in Dollars and shall be received by the Owners in same day available funds and by not later than 5.00p.m. (Shanghai time) on the due date thereof.

36.9	All Charterhire and any moneys payable hereunder shall be payable by the Charterers to the Owners to such account as the Owners may notify the Charterers in writing.

36.10	Payment of the Charterhire, the Upfront Charterhire and any other amounts payable to the Owners under the Leasing Documents shall be at the Charterers’ risk until receipt by the Owners.

36.11

All stamp duty, value added tax, withholding or other taxes (excluding taxes levied on the overall income of the Owners) and import and export duties and all other similar types of charges which may be levied or assessed on or in connection with:

(a)	the operation of this Charter in respect of the hire and all other payments to be made pursuant to this Charter and the remittance thereof to the Owners; and

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(b)	the import, export, purchase, delivery and re-delivery of the Vessel,

shall be borne by the Charterers. The Charterers shall pay, if applicable, value added tax and other similar tax levied on any Charterhire, the Upfront Charterhire and any other payments payable under this Charter by addition to, and at the time of payment of, such amounts.

36.12

If the Charterers fail to make any payment due under this Charter on the due date, they shall pay interest on such late payment at the default rate of two per cent. (2%) plus the Interest Rate per annum from the date on which such payment became due until the date of payment thereof.

36.13

All default interest and any other payments under this Charter which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

36.14	Any payment which is due to be made on a day which is not a Business Day, shall be made on the preceding Business Day.

Clause 37 – POSSESSION OF VESSEL

37.1

The Charterers shall not, without the prior written consent of the Owners, assign, mortgage or pledge the Vessel or any interest therein, its Earnings, Insurances and Requisition Compensation and/or any of its rights and interests under any Approved Sub-charter, and shall not permit the creation of any Security Interest thereon other than the Permitted Security Interests.

37.2

The Charterers shall promptly notify each Approved Sub-charterer or such other party as the Owners may request, in writing that the Vessel is the property of the Owners and the Charterers shall provide the Owners with a copy of such written acknowledgement in such form and substance satisfactory to the Owners evidencing that such party has received such written notification.

37.3

If the Vessel is arrested, seized, impounded, forfeited, detained or taken out of their possession or control (whether or not pursuant to any distress, execution or other legal process), the Charterers shall procure the immediate release of the Vessel (whether by providing bail or procuring the provision of security or otherwise do such lawful things as the circumstances may require) and shall immediately notify the Owners of such event and shall indemnify the Owners against all documented losses, costs or charges incurred by the Owners by reason thereof in re-taking possession or otherwise in re-acquiring the Vessel. Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the master, officers or agents signing bills of lading or other documents.

37.4

The Charterers shall pay and discharge or cause that any sub-charterer of the Vessel shall promptly pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens on or claims enforceable against the Vessel and take all steps to prevent an arrest (threatened or otherwise) of the Vessel.

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Clause 38 – INSURANCE

38.1	The Charterers shall procure that insurances are effected in form and substance satisfactory to the Owners and their financiers (if any):

(a)	in Dollars;

(b)

in the case of fire and usual hull and machinery, marine risks and war risks (including blocking and trapping), on an agreed value basis in an amount no less than the higher from time to time of (i) 120% of the then Outstanding Principal Balance and (ii) the prevailing Market Value;

(c)

in the case of oil pollution liability risks for the Vessel, for an aggregate amount equal to the highest level of cover from time to time available under protection and indemnity club entry and in the international marine insurance market and for an amount of not less than US$1,000,000,000;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Vessel;

(e)

through approved brokers and with first class international insurers and/or underwriters acceptable to the Owners (acting reasonably) and their financiers (if any) (including having a Standard & Poor’s rating of BBB+ or above, a Moody’s rating of A or above or an AM Best rating of A- or above) or, in the case of war risks and protection and indemnity risks, in a war risks and protection and indemnity risks association acceptable to the Owners (acting reasonably) and their financiers (if any) (including being a member of the International Group of Protection and Indemnity Clubs);

(f)	on no less favourable terms which the Charterers may be under an obligation (if any) to maintain under the terms of any Approved Sub-charter; and

(g)	otherwise on such terms as may be acceptable to the Owners and their financiers (if any).

38.2	In addition to the terms set out in Clause 13(a), the Charterers shall procure that the obligatory insurances shall:

(a)

subject always to paragraph (b), name the Charterers, the Approved Managers and the Owners (if so required by the Owners) as the only named assureds unless the interest of every other named assured or co-assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that they have incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against them); and

(ii)

in respect of any obligatory insurances for protection and indemnity risks, to any recoveries they are entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against them,

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and every other named assured or co-assured has undertaken in writing to the Owners or their financiers in such form as they may require, that any deductible shall be apportioned between the Charterers and every other named assured or co-assured in proportion to the gross claims made by or paid to each of them and that they shall do all things necessary and provide all documents, evidence and information to enable the Owners and their financiers (if any) in accordance with the terms of the loss payable clause, to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Owners or a financier of the Owners requires:

(i)

in respect of fire and other usual marine risks and war risks, name (or be amended to name) the same as additional named assured for their rights and interests, warranted no operational interest and with full waiver of rights of subrogation against such financiers, but without such financiers thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(ii)

in relation to protection and indemnity risks, name (or be amended to name) the same as additional insured or co-assured for their rights and interests to the extent permissible under the relevant protection and indemnity club rules; and

(iii)

name the Owners’ financiers (as applicable) and the Owners (as applicable) as the first ranking loss payee and the second ranking loss payee respectively (and in the absence of any financiers, the Owners as first ranking loss payee) in accordance with the terms of the relevant loss payable clauses approved by the Owners’ financiers and the Owners (such approval not to be unreasonably withheld) with such directions for payment in accordance with the terms of such relevant loss payable clause, as the Owners and their financiers (if any) may specify;

(c)

provide that all payments by or on behalf of the insurers under the obligatory insurances to the Owners and/or their financiers (as applicable) shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Owners or their financiers (if any);

(e)	provide that the Owners and/or their financiers (if any) may make proof of loss if the Charterers fail to do so; and

(f)

provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Owners, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to the Owners and/or their financiers (if any) for fourteen (14) days (or seven (7) days in the case of war risks), or such other period as may be agreed by the Owners and/or their financiers (if any), after receipt by the Owners and/or their financiers (if any) of prior written notice from the insurers of such cancellation, change or lapse.

38.3	The Charterers shall:

(a)

at least fourteen (14) days prior to Delivery (or such shorter period agreed by the parties), notify in writing the Owners (copied to their financiers (if any)) of the terms and conditions of all Insurances;

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(b)

at least fourteen (14) days before the expiry of any obligatory insurance, notify the Owners (copied to their financiers (if any)) of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Charterers propose to renew that obligatory insurance and of the proposed terms of renewal and obtain the Owners’ approval (such approval not to be unreasonably withheld and in any event, having regard to the requirements on insurance cover referred to under this Charter);

(c)

at least seven (7) days before the expiry of any obligatory insurance, procure that such obligatory insurance is renewed or to be renewed on its expiry date in accordance with the provisions of this Charter;

(d)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal or the effective date of the new insurance and protection and indemnity cover notify the Owners (copied to their financiers (if any)) in writing of the terms and conditions of the renewal; and

(e)

as soon as practicable after the expiry of any obligatory insurance, deliver to the Owners a letter of undertaking as required by this Charter in respect of such Insurances for the Vessel as renewed pursuant to this Clause 38.3 together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Owners and/or their financiers (if any).

38.4

The Charterers shall ensure that all insurance companies and/or underwriters, and/or (if any) insurance brokers provide the Owners with all copies of policies, cover notes and certificates of entry (or originals where so requested by the Owners following the occurrence of a Termination Event or Potential Termination Event) relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Owners and/or their financiers (if any) (which the Charterers shall procure the relevant insurance companies, underwriters and/or insurance brokers to provide upon renewal or receipt of the insurance companies, underwriters and/or insurance brokers or an executed notice of assignment), and such letter or letters of undertaking shall include undertakings by the insurance companies and/or underwriters that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of this Charter and the Financial Instruments;

(b)	they will hold the benefit of such policies and such insurances, to the order of the Owners and/or their financiers (if any) and/or such other party in accordance with the said loss payable clause;

(c)	they will advise the Owners and their financiers (if any) promptly of any material change to the terms of the obligatory insurances of which they are aware;

(d)

(i) they will indicate in the letters of undertaking that they will immediately notify the Owners and their financiers (if any) when any cancellation, charge or lapse of the relevant obligatory insurance occurs and (ii) following a written application from the Owners and/or their financiers (if any) not later than one (1) month before the expiry of the obligatory insurances they will notify the Owners and their financiers (if any) not less than fourteen (14) days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Charterers and, in the event of their receiving instructions to renew, they will promptly notify the Owners and their financiers (if any) of the terms of the instructions; and

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(e)

if any of the obligatory insurances form part of any fleet cover, the Charterers shall procure that the insurance broker(s), or leading insurer, as the case may be, undertakes to the Owners and their financiers (if any) that such insurance broker or insurer will not set off against any sum recoverable in respect of a claim relating to the Vessel under such obligatory insurances any premiums due in respect of any other vessel under any fleet cover of which the Vessel forms a part or any premium due for other insurances, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Owners and/or their financiers (if any) and where practicable.

38.5	The Charterers shall ensure that any protection and indemnity and/or war risks associations in which the Vessel is entered provides the Owners and their financiers (if any) with:

(a)	a copy of the certificate of entry for the Vessel as soon as such certificate of entry is issued;

(b)	a letter or letters of undertaking in such form as may be required by the Owners and their financiers (if any) or in such association’s standard form; and

(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Vessel.

38.6	The Charterers shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

38.7	The Charterers shall procure that all premiums or other sums payable in respect of the obligatory insurances are punctually paid and produce all relevant receipts when so required by the Owners.

38.8	The Charterers shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

38.9

The Charterers shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)

the Charterers shall procure that all necessary action is taken and all requirements are complied with which may from time to time be applicable to the obligatory insurances, and (without limiting the obligations contained in this Clause 38 (Insurance)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Owners have not given their prior approval (unless such exclusions or qualifications are made in accordance with the rules of a protection and indemnity association which is a member of the International Group of protection and indemnity associations) (such approval not to be unreasonably withheld);

(b)

the Charterers shall not make or permit any changes relating to the classification or classification society or manager or operator of the Vessel unless such changes have first been approved by the underwriters of the obligatory insurances or the Owners (such approval not to be unreasonably withheld, and subject always to the Owners receiving credit approval on such changes);

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(c)

the Charterers shall procure that all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Vessel is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) are made and the Charterers shall promptly provide the Owners with copies of such declarations and a copy of the certificate of financial responsibility; and

(d)

the Charterers shall not employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

38.10

The Charterers shall not make or agree to any material alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance which would or would potentially have an adverse effect on the rights of the Owners under the Leasing Documents, in each case without the prior written consent (such consent not to be unreasonably withheld) of the Owners and their financiers (if any), and for the purposes of this Clause 38.10, “material” alterations shall include, without limitation, any change to the identity of the beneficiaries under such insurances or scope of cover, reduction to the insured amount, limitation on the scope of the cover and any other amendment which would cause a breach under the terms of this Charter, any Approved Sub-charter or any other Leasing Document.

38.11

The Charterers shall not settle, compromise or abandon any claim under any obligatory insurance for a Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Owners to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

38.12	The Charterers shall provide the Owners, promptly upon the Owners’ written request, copies of:

(a)	all communications between the Charterers and:

(i)	the approved brokers; and

(ii)	the approved protection and indemnity and/or war risks associations; and

(iii)	the approved international insurers and/or underwriters, which relate directly or indirectly to:

(A)	the Charterers’ obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(B)

any credit arrangements made between the Charterers and any of the persons referred to in paragraphs (i) or (ii) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(b)	any communication with all parties involved in case of a claim under any of the Vessel’s insurances.

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38.13	The Charterers shall promptly provide the Owners (or any persons which they may designate) with any information which the Owners or their financiers (if any) may request for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13(a) or this Clause 38 (Insurance) or dealing with or considering any matters relating to any such insurances.

38.14

If one or more of the obligatory insurances are not effected and maintained with first class international insurers or are effected with an insurance or captive subsidiary of the Owners or the Charterers, then the Charterers shall procure, at their own expense, that the relevant insurers maintain in full force and effect facultative reinsurances with reinsurers and through brokers, in each case, of recognised standing and acceptable in all respects to the Owners and their financiers (if any). Any reinsurance policy shall include, if and when permitted by law, a cut-through clause in a form acceptable to the Owners. The Charterers shall procure that underwriters of the primary insurances assign each reinsurance to the relevant financiers in full, if required.

38.15

The Charterers shall upon demand fully indemnify the Owners in respect of all premiums and other expenses which are incurred by (i) the Owners (in their absolute discretion) in connection with or with a view to effecting, maintaining or renewing any innocent owners’ interest insurance, mortgagee’s interest insurance and a lessor’s/ mortgagee’s additional perils (pollution) insurance that may be taken out in respect of the Vessel and/or (ii) the financier(s) of the Owners (if any) (in their absolute discretion) in connection with or with a view to effecting, maintaining or renewing a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution) insurance that may be taken out in respect of the Vessel, in each case, on such terms, through such insurers and generally in such manner as the Owners may from time to time consider appropriate, and the amount of the cover under the insurances referred to this Clause 38.15 shall be equal to at least equal to the higher of (i) 120% of the then prevailing Outstanding Principal Balance and (ii) the prevailing Market Value.

38.16

The Charterers shall be solely responsible for and indemnify the Owners in respect of all loss or damage to the Vessel (insofar as the Owners shall not be reimbursed by the proceeds of any insurance in respect thereof) however caused occurring at any time or times before physical possession thereof is retaken by the Owners, reasonable wear and tear to the Vessel only excepted.

38.17	The Charterers shall:

(a)	reimburse the Owners any expenses incurred by the Owners in obtaining the reports described in Clause 38.13; and

(b)	procure that there is delivered to the brokers, insurers, underwriters, associations described in Clause 38.1(e) such information in relation to the Insurances as they may require.

38.18

The Charterers shall keep the Vessel insured at their expense against such other risks which the Owners consider reasonable for a prudent shipowner or operator to insure against at the relevant time (as notified by the Owners) and which are, at that time, generally insured against by owners or operators of vessels similar to the Vessel.

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38.19

The Charterers shall, in the event that an Approved Manager makes a claim under any obligatory insurances taken out in connection with this Clause 38 (Insurance) but is unable to or otherwise fails to pay in full any deductible in connection with such claim (in an amount as apportioned between the Charterers and every other assured in proportion to the gross claims made by or paid to each of them), pay such shortfall in deductible payable on behalf of that Approved Manager.

Clause 39 – WARRANTIES RELATING TO VESSEL

39.1

It is expressly agreed and acknowledged that the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners from the Charterers as sellers pursuant to the MOA for the purpose of then chartering the Vessel to the Charterers hereunder and that no condition, term, warranty or representation of any kind is or has been given to the Charterers by or on behalf of the Owners in respect of the Vessel (or any part thereof).

39.2

All conditions, terms or warranties express or implied by the law relating to the specifications, quality, description, merchantability or fitness for any purpose of the Vessel (or any part thereof) or otherwise are hereby expressly excluded.

39.3

The Charterers agree and acknowledge that the Owners shall not be liable for any claim, loss, damage, expense or other liability of any kind or nature caused directly or indirectly by the Vessel or by any inadequacy thereof or the use or performance thereof or any repairs thereto or servicing thereof and the Charterers shall not by reason thereof be released from any liability to pay any Charterhire, the Upfront Charterhire or other payment due under this Charter or the other Leasing Documents.

Clause 40 – TERMINATION, REDELIVERY AND TOTAL LOSS

40.1

If the Termination Purchase Price becomes payable in accordance with Clause 44.2, the same shall be payable in consideration of the purchase and transfer of the legal and beneficial title of the Vessel pursuant to Clause 40.4 and it is hereby agreed by the parties hereto that payment of the Termination Purchase Price is proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform their obligations under this Charter.

40.2

Upon the full and irrevocable receipt by the Owners of the Termination Purchase Price pursuant to Clause 40.1 in full on the Termination Date, this Charter shall terminate and the title in the Vessel shall be transferred to the Charterers on the Termination Date pursuant to Clause 40.4.

40.3

(a)	If the Charterers fail to make full payment of the Termination Purchase Price on the Termination Date:

(i)	Clauses 36.12 and 36.13 shall apply;

(ii)

the Charterers’ right to possess and operate the Vessel shall cease on a date that the Owners advise the Charterers of and (without in any way affecting the Charterers’ obligation to pay the Termination Purchase Price and Charterhire hereunder and any other moneys under this Charter) the Charterers shall, upon the Owners’ request (at Owners’ sole discretion), be obliged to immediately (and at the Charterers’ own cost) redeliver the Vessel to the Owners on such date as the Owners may require at such ready and safe port as the Owners may require.

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(b)

Without prejudice to any rights which the Owners may have in the capacity as owner of the Vessel, the Owners shall concurrently with their right to require redelivery of the Vessel pursuant to Clause 40.3(a)(ii) or Clause 44.2(b), be entitled (but not obliged) to sell the Vessel on terms they deem fit and/or to otherwise operate the Vessel on such terms as they may require and may create whatsoever interests thereon, including without limitation, charterparties or any other form of employment contracts and shall apply all such proceeds and earnings (after deducting all fees, taxes, disbursements and any other costs and expenses incurred by the Owners) towards satisfying the Termination Purchase Price.

(c)

Following any sale of the Vessel by the Owners to a third party following the Charterers’ failure to pay the Termination Purchase Price, the Net Sale Proceeds shall be applied towards satisfying amounts owing under the Charter and the Other Charters in accordance with the provisions of the Trust Deed and any excess shall thereafter be paid to the Charterers but if there is a shortfall, the Charterers shall be obliged to pay such shortfall within ten (10) days of the Owners’ demand. The Owners and the Charterers hereby agree that unless the Owners shall not have exercised reasonable care to obtain the best price reasonably obtainable for the Vessel at the time it is sold in the relevant jurisdiction, the Charterers shall not have any claim or recourse against the Owners in relation to its power of sale.

40.4

Immediately upon receipt by the Owners of irrevocable payment of the Termination Purchase Price in full pursuant to the terms of this Charter, the Owners shall (save in the event of Total Loss or where ownership has already been or agreed to be transferred pursuant to Clause 40.3) transfer the legal and beneficial ownership of the Vessel on an “as is where is” basis (and, for the avoidance of doubt but without prejudice to Clause 50.1(b)), and otherwise in accordance with the terms and conditions set out at Clause 50.1(a) and (b)), to the Charterers (or their nominee) and shall (at the cost of the Charterers) execute a bill of sale and a protocol of delivery and acceptance evidencing the same and the Vessel shall be deemed to have been delivered to the Charterers (or their nominee) on the date and time set out in such protocol of delivery and acceptance (and to the extent required for such purposes, the Vessel shall be deemed first to have been redelivered to the Owners).

40.5

The Charterers hereby undertake to indemnify the Owners against any claims incurred in relation to the Vessel as a result of the Charterers’ action or performance prior to such transfer of ownership. Any taxes, notarial, consular and other costs, charges and expenses connected with closing of the Owners’ register shall be for the Charterers’ account.

40.6

If the Charterers are required to redeliver the Vessel to the Owners pursuant to Clause 40.3(a)(ii) or following a direction of the Owners under Clause 44.2(b) or the Vessel is not purchased by the Charterers at the end of the Charter Period pursuant to Clause 49 (Expiry Purchase Obligation), the Charterers shall ensure that the Vessel shall, at the time of redelivery to the Owners (at the Charterers’ cost and expense including any dry-docking expenses):

(a)	be in compliance with its Insurances;

(b)

be in an equivalent classification as she was as at the Delivery Date without any recommendation or condition, and with valid, unextended certificates for not less than six (6) months and free of average damage affecting the Vessel’s classification and in the same or as good structure, state, condition and classification as that in which she was deemed on the Delivery Date, fair wear and tear not affecting the Vessel’s classification excepted;

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(c)

have passed her 5-year and, if applicable, 10-year special surveys, and any subsequent intermediate surveys without any condition or outstanding issue and to the satisfaction of the Classification Society and with all the Vessel’s classification, trading, national and international certificates that the Vessel had when she was delivered under this Charter and the log book and whatsoever necessary relating to the operation of the Vessel, valid and un-extended without conditions or recommendation falling due;

(d)	have her survey cycles up to date and trading and classification certificate valid for at least six (6) months;

(e)

be redelivered to the Owners together with all spare parts and spare equipment as were on board at the time of Delivery (but only to the extent they have not already been used in the operation of the Vessel), and any such spare parts and spare equipment on board at the time of re-delivery shall be taken over by the Owners free of charge;

(f)	be free of any Security Interest (save for the Security Interests granted pursuant to the Financial Instruments) and free of any cargo;

(g)

be redelivered to the Owners together with all material information generated during the Charter Period in respect of the use, possession, operation, navigation, utilization of lubricating oil and the physical condition of the Vessel, whether or not such information is contained in the Charterers’ equipment, computer or property;

(h)	be free of any charter (unless the Owners wish to retain the continuance of any then existing charter);

(i)	be free of officers and crew (unless otherwise agreed by the Owners); and

(j)	shall have had her underwater parts treated with ample anti-fouling to last for the ensuing period up to the next scheduled dry docking of the Vessel.

40.7

The Owners shall, at the time of the redelivery of the Vessel, take over all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores in the Vessel at no cost to the Owners.

40.8

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice free port in China or Europe (or other port or place (including without limitation, at sea) the parties may agree in writing). The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of expected date and port of redelivery and not less than fourteen (14) running days’ definite notice of expected date and port of redelivery.

40.9	If the Vessel, for any reason, becomes a Total Loss after Delivery, the Charterers shall pay the Termination Purchase Price to the Owners on the earlier of:

(a)	the date falling one hundred and twenty (120) days after such Total Loss has occurred; and

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(b)

the date of receipt by the Owners and/or their financiers (if any), in accordance with the terms of the relevant loss payable clause, of the proceeds of insurance relating to such Total Loss, provided that it is hereby agreed that any insurance proceeds in respect of the Vessel received by the Owners and/or their financiers (if any) shall be applied in or towards discharging the Charterers’ obligation to pay the Termination Purchase Price and any interest accrued thereon (and such application shall be deemed satisfaction of the Charterers’ obligation to pay the Termination Purchase Price to the extent so satisfied) and in the event that the insurance proceeds received from the insurers exceed the Termination Purchase Price due (and any interest accrued thereon), the excess shall be firstly paid towards satisfying any amounts outstanding and owing by the Charterers or any of their Affiliates under any Other Charter and thereafter paid to the Charterers.

For the avoidance of doubt, in the event that the Vessel becomes a Total Loss:

(i)

payment of the Charterhire and all other sums payable under the Leasing Documents during such period shall continue to be made by the Charterers in accordance with the terms thereof unless and until the Owners receive in full the Termination Purchase Price;

(ii)

should insurance proceeds be received by the Owners from the insurers, the Charterers’ obligations to pay the Termination Purchase Price shall be accordingly reduced by an amount corresponding to such insurance proceeds but in the event that such insurance proceeds are less than the amount of the Termination Purchase Price together with any interest accrued thereon, the Charterers remain obliged to pay to the Owners the balance so that the full amount of the Termination Purchase Price due together with any interest accrued thereon is received by the Owners; and

(iii)

the obligation of the Charterers to pay the Termination Purchase Price shall remain unaffected and exist regardless of whether any of the insurers have agreed or refused to meet or have disputed in good faith, the claim for Total Loss.

40.10	The Owners shall have no obligation to supply to the Charterers with a replacement vessel following the occurrence of a Total Loss.

Clause 41 – FEES AND EXPENSES

41.1

In consideration of the Owners entering into this Charter, the Charterers shall pay to the Owners or their nominee a non-refundable upfront fee equal to one (1) per cent. of the difference between the Purchase Price and the Upfront Charterhire (the “Upfront Fee”) without set-off, deduction or counterclaim which shall be payable (subject to Clause 41.2) on or before the earlier of:

(a)	the Delivery Date (as defined in the MOA); and

(b)	if this Charter is terminated pursuant to Clause 33.1, immediately upon the Owners’ demand.

41.2	The Owners shall set-off the Upfront Fee from the payment of the Purchase Price payable by the Owners to the Charterers.

41.3	Without prejudice to any other rights of the Owners under this Charter, the Charterers shall promptly pay to the Owners on written demand on a full indemnity basis:

(a)

all costs, charges and expenses incurred by the Owners in collecting any Charterhire, the Upfront Charterhire or other payments not paid on the due date under this Charter, in remedying any other failure of the Charterers to observe the terms and conditions of this Charter and in enforcing the Owners’ rights under any Leasing Document; and

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(b)

all costs and expenses (including, but not limited to, legal costs) reasonably incurred by the Owners in the negotiation and execution of all documentation in relation to this Charter and the other Leasing Documents including, but not limited to, all costs incurred by the Owners and all legal costs, expenses and other disbursements incurred by the Owners’ legal counsels in connection with the same.

Clause 42 – NO WAIVER OF RIGHTS

42.1

No neglect, delay, act, omission or indulgence on the part of either party in enforcing the terms and conditions of this Charter shall prejudice the strict rights of that party or be construed as a waiver thereof nor shall any single or partial exercise of any right of either party preclude any other or further exercise thereof.

42.2	No right or remedy conferred upon either party by this Charter shall be exclusive of any other right or remedy provided for herein or by law and all such rights and remedies shall be cumulative.

Clause 43 – NOTICES

43.1

Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Charter shall be in English and in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post, fax or by email to the following respective addresses:

to the Owners:	c/o BANK OF COMMUNICATIONS FINANCIAL LEASING CO., LTD. 28/F, 333 Lujiazui Ring Road, Pudong New Area, Shanghai 200120, The People’s Republic of China

	Attention:	FANG Xiuzhi / WANG Changzhen
	Email:	fang_xz@bocommleasing.com / wang.changzhen@bocommleasing.com
	Fax:	+8621 6278 8317

to the Charterers:	c/o NAVIOS SHIPMANAGEMENT INC. 85 Akti Miaouli, 18535, Piraeus, Greece
	Attention:	Vasiliki Papaefthymiou
	Email:	vpapaefthymiou@navios.com / legal@navios.com
	Fax:	+30 210 41 72 070

or, if a party hereto changes its address or fax number, to such other address or fax number as that party may notify to the other.

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Clause 44 – TERMINATION EVENTS

44.1	The Owners and the Charterers hereby agree that any of the following events shall constitute a Termination Event:

(a)	any of the Relevant Persons fail to make any payment:

(i)	on its due date, in respect of any Charterhire; or

(ii)	within five (5) days of its due date, in respect of any other amount payable,

in each case, under this Charter or any other Leasing Document to which they are a party; or

(b)

the Charterers breach or omit to observe or perform any of their undertakings in Clauses 46.1 (m), (n), (o), (p), (q), (r) or (v) or the Guarantor breaches or omits to observe or perform its financial covenants contained in clause 12.21 (financial covenants) of the Guarantee; or

(c)

the Charterers fail to obtain and/or maintain the Insurances required under Clause 38 (Insurance) in accordance with the provisions thereof or any insurer in respect of such Insurances cancels the Insurances or disclaims liability with respect thereto; or

(d)

any of the Relevant Persons commits any other breach of, or omits to observe or perform, any of their other obligations or undertakings in this Charter or any Leasing Document (other than a breach referred to in paragraph (a) or (b) above) unless such breach or omission is, in the reasonable opinion of the Owners, remediable and such Relevant Person remedies such breach or omission to the satisfaction of the Owners within fourteen (14) Business Days (or in the case of Clause 46.1(l), ten (10) Business Days) of the earlier of (i) notice thereof from the Owner or (ii) upon such Relevant Person becoming aware of the same; or

(e)	any representation or warranty made by any Relevant Person in or pursuant to any Leasing Document proves to be untrue or misleading in any material way when made; or

(f)

at any time after any representation or warranty in connection with a Non-subsidiary Manager or made by a Non-subsidiary Manager in or pursuant to any Leasing Document proves to be untrue or misleading in any material way when made and the Charterers fail to comply with the request of the Owners to change or appoint a new manager for the Vessel within the prescribed timeline; or

(g)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of such Relevant Person is not paid when due or, if so payable, on demand after any applicable grace period has expired; or

(ii)

any Financial Indebtedness of such Relevant Person becomes due and payable, or capable of being declared due and payable, prior to its stated maturity date as a consequence of any event of default and not as a consequence of the exercise of any voluntary right of prepayment; or

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(iii)

a lease, hire purchase agreement or charter creating any Financial Indebtedness of such Relevant Person is terminated by the lessor or owner as a consequence of any termination event or event of default (howsoever defined); or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of such Relevant Person ceases to be available or becomes capable of being terminated or declared due and payable or cash cover is required or becomes capable of being required, as a result of any termination event or event of default (howsoever defined), provided that no Termination Event will occur under this Clause 44.1(g) in respect of such Relevant Person if (1) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than (A) in the case of such Relevant Person (other than the Charterers or the Guarantor), US$1,000,000 (or its equivalent in any other currency) in aggregate and (B) in the case of the Guarantor, less than US$10,000,000 (or its equivalent in any other currency) in aggregate and (2) such event has, in the opinion of the Owners, arisen solely and directly from a claim which is frivolous or vexatious and such claim is discharged, stayed or dismissed within fourteen (14) days of commencement; or

(h)	any of the following occurs in relation to a Relevant Person:

(i)	such Relevant Person becomes, in the reasonable opinion of the Owners, unable to pay their debts as they fall due; or

(ii)	the value of the assets of such Relevant Person is less than their liabilities; or

(iii)

any assets of the Charterers or any assets of the Guarantor exceeding the value of US$10,000,000 (or its equivalent in any other currency) in aggregate or any assets of such other Relevant Person exceeding US$1,000,000 (or its equivalent in any other currency) are subject to any form of execution, attachment, arrest, sequestration or distress which is not discharged within thirty (30) days (or such longer period agreed by the Owners); or

(iv)

any administrative or other receiver is appointed over all or a substantial part of the assets of such Relevant Person unless as part of a solvent reorganisation which has been approved by the Owners; or

(v)

such Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that they are insolvent or likely to become insolvent, or a winding up or administration order is made in relation to such Relevant Person, or the members, partners or directors of such Relevant Person pass a resolution to the effect that they should be wound up, placed in administration or cease to carry on business; or

(vi)

a petition is presented or any other step is taken in any Relevant Jurisdiction for the dissolution, winding up or administration, or the appointment of a provisional liquidator, of such Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within twenty-one (21) days of the presentation of the petition; or

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(vii)

such Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of their debt (or certain of their debt) or arrangement with all or a substantial proportion (by number or value) of their creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(viii)

any meeting of the partners, members or directors of such Relevant Person is summoned for the purpose of considering a resolution or proposal or resolving or proposing to authorise or take any action of a type described in paragraphs (iv) to (vii); or

(ix)

in a country or a territory other than England and Wales, any event occurs or any procedure is commenced which, in the opinion of the Owners, is similar to any of the foregoing referred to in (ii) to (vii) above inclusive; or

(x)	any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of such Relevant Person; or

(i)	a Relevant Person suspends or ceases (or threatens to suspend or cease) carrying on all or a material part of its business; or

(j)

any consent, approval, authorisation, license or permit necessary to enable any Relevant Person to operate or charter the Vessel to enable them to comply with any provision of any Leasing Document or to ensure that the obligations of such Relevant Person are legal, valid, binding or enforceable is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent, approval, authorisation, license or permit is not fulfilled; or

(k)	any event or circumstance occurs which has or is likely to have a Material Adverse Effect; or

(l)	the Vessel is subject to any form of execution, attachment, arrest, sequestration or distress which is not discharged within thirty (30) days (or such longer period as the Owners may agree); or

(m)

this Charter or any Leasing Document or any Security Interest created by a Leasing Document is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason or no longer constitutes valid, binding and enforceable obligations of any party to that document for any reason whatsoever; or

(n)	any Relevant Person rescinds or purports to rescind or repudiates or purports to repudiate a Leasing Document; or

(o)	it is or has become:

(i)

unlawful or prohibited, whether as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(ii)	contrary to, or inconsistent with, any regulation,

for any Relevant Person to maintain or give effect to any of its obligations under this Charter or any of the other Leasing Documents to which it is a party in the manner it is contemplated under such Leasing Document or any of the obligations of such Relevant Person under any Leasing Document to which it is a party are not or cease to be legal, valid, binding and enforceable; or

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(p)	the Security Interest constituted by any Security Document is in any way imperilled or in jeopardy; or

(q)	the Vessel is not delivered latest by the Cancelling Date; or

(r)

there is a merger, amalgamation, demerger, consolidation or corporation reconstruction of a Relevant Person (other than where, in the case of the Guarantor, the Guarantor remains the surviving legal entity following the occurrence of such event) or a change of control or legal or beneficial ownership of the Charterers from that set out in Clause 45.1(a) and (b) without the Owners’ prior written consent; or

(s)	there is a change in control of the Guarantor from that set out in Clause 45.1(c) without the Owners’ prior written consent; or

(t)

save with the prior written consent of the Owners, the Guarantor is de-listed from the NASDAQ or the trading of its units on the NASDAQ is suspended for any reason for a period of exceeding twenty (20) consecutive days; or

(u)	any Termination Event (as defined in any Other Charter) occurs under such Other Charter.

44.2

At any time after the occurrence of a Termination Event which is continuing, the Owners may in their absolute discretion issue a written notice to the Charterers advising the Charterers of the Owners’ intention to terminate this Charter on the date specified in such notice (the “Termination Date”) and requiring the Charterers to pay to the Owners the Termination Purchase Price on the Termination Date, whereupon the Charterers shall be obliged to pay the Termination Purchase Price on such date; and it is hereby agreed that:

(a)

the Charterers shall be obliged to continue to pay Charterhire up to and including the date that the Termination Purchase Price is fully and irrevocably paid to the Owners (which shall be the Termination Date if the Termination Purchase Price is punctually paid in accordance with this Clause) or, as the case may be, (without prejudice to the Owners’ right to continue to request for the payment of the Termination Purchase Price) the date that the Vessel is re-delivered by the Charterers to the Owners under this Clause; and

(b)	if the Charterers fail to pay the Termination Purchase Price on the Termination Date, then sub-paragraphs (a)(i), (a)(ii) and (b) of Clauses 40.3 shall apply,

and further the Owners (or their agents and representatives) may, to the extent permitted by applicable law and without prejudice to any of the obligations of the Charterers hereunder, take possession of the Vessel and for this purpose, the Owners (or their agents and representatives) may enter any premises belonging to or in the occupation or under the control of the Charterers, the Guarantor or any of its Affiliates, to board the Vessel and cause the Vessel to be redelivered to the Owners by any lawful means.

44.3

For the avoidance of doubt, notwithstanding any action taken by the Owners following a Termination Event, the Charterers shall remain liable for the outstanding obligations on their part to be performed under this Charter.

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44.4

Without limiting the generality of the foregoing or any other rights of the Owners, upon the occurrence of a Termination Event which is continuing, the Owners shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to the Vessel and this Charter, (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to this Charter, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies and (iii) change or appoint a new manager for the Vessel other than an Approved Manager and the appointment of that Approved Manager may be terminated immediately without any recourse to the Owners.

44.5

Each Termination Event shall be either a breach of condition by the Charterers where it involves a breach of this Charter by the Charterers or shall otherwise be an agreed terminating event, the occurrence and continuation of which gives rise to a right of the Owners to terminate the leasing of the Vessel under this Charter in accordance with this Clause and to exercise their rights under this Charter.

Clause 45 – REPRESENTATIONS AND WARRANTIES

45.1	The Charterers represent and warrant to the Owners as of the date of this Charter and on each day thereafter until the last day of the Charter Period, as follows:

(a)	the Charterers are wholly legally owned by the Shareholder and the Shareholder is wholly legally owned by the Guarantor;

(b)	the Charterers are wholly beneficially owned by the Guarantor;

(c)

(i)

Mrs Angeliki Frangou either directly or indirectly (through entities owned and controlled by her or trusts or foundations of which she is the beneficiary) and/or Navios Maritime Partners L.P. and/or Navios Maritime Holdings Inc. and/or its Affiliates is the ultimate beneficial owner of, or has ultimate control of the voting rights attaching to, at least 20 per cent. of all the issued units in the Guarantor;

(ii)

Mrs Angeliki Frangou, either directly or indirectly (through entities owned and controlled by her or trusts or foundations of which she is the beneficiary), is the ultimate beneficial owner of Navios Maritime Containers GP L.L.C.; and

(iii)	Navios Maritime Containers GP L.L.C. is the only general partner of the Guarantor;

(d)	each of the Relevant Persons is duly incorporated or formed, validly existing and (where relevant) good standing under the laws of its jurisdiction of its incorporation or formation;

(e)

each of the Relevant Persons has the corporate or limited partnership capacity, and has taken all corporate or limited partnership actions, and each of the Relevant Persons has obtained all consents, approvals, authorisations, licenses or permits necessary, in each case for it:

(i)	to execute each of the Leasing Documents to which it is a party; and

(ii)	to comply with and perform its obligations under each of the Leasing Documents to which it is a party;

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(f)

all consents, approvals, authorisations, licenses or permits referred to in Clause 45.1(e) required or desirable to (i) enable each Relevant Person lawfully to enter into, exercise their rights and comply with its obligations in the Leasing Documents to which such Relevant Person is a party to and (ii) to make the Leasing Documents to which such Relevant Person is a party admissible in evidence in such Relevant Person’s Relevant Jurisdictions, have been obtained or effected and are in full force and effect;

(g)	all the consents, approvals, authorisations, licenses or permits referred to in Clause 45.1(e) remain in force and nothing has occurred which makes any of them liable to revocation;

(h)

each of the Leasing Documents to which a Relevant Person is a party constitutes such Relevant Person’s legal, valid and binding obligations enforceable against such party in accordance with its respective terms and any relevant insolvency laws affecting creditors’ rights generally;

(i)

save for the Existing Mortgage (which shall be discharged prior to Delivery), no third party has any Security Interest, other than the Permitted Security Interests, or any other interest, right or claim over, in or in relation to the Vessel, this Charter or any moneys payable hereunder and/or any of the other Leasing Documents;

(j)

all payments which a Relevant Person is liable to make under any Leasing Document to which such Relevant Person is a party may be made by such party without deduction or withholding for or on account of any tax payable under the laws of its jurisdiction of incorporation or formation;

(k)

no legal or administrative action involving a Relevant Person (including without limitation, in relation to any Environmental Claim) has been commenced or taken, which if adversely determined, would have or which is likely to have a Material Adverse Effect;

(l)

each of the Relevant Persons has paid all taxes applicable to, or imposed on or in relation to it, its business or if applicable, the Vessel, except for those being contested in good faith and for which adequate reserves have been made;

(m)

the choice of governing law as stated in each Leasing Document to which a Relevant Person is a party and the agreement by such party to refer disputes to the relevant courts or tribunals as stated in such Leasing Document are valid and binding against such Relevant Person;

(n)

no Relevant Person nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(o)

the obligations of each Relevant Person under each Leasing Document to which it is a party, are the direct, general and unconditional obligations of such Relevant Person and, rank at least pari passu with all other present and future unsecured and unsubordinated creditors of such Relevant Person save for any obligation which is mandatorily preferred by law and not by virtue of any contract;

(p)	each Leasing Document creates (or, once entered into, will create) the Security Interest which it is expressed to create with the ranking and priority it is expressed to have;

(q)	no Relevant Person is a US Tax Obligor, and no Relevant Person has established a place of business in the United Kingdom or the United States of America;

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(r)

no Relevant Person nor any of their respective directors, officers, employees or agents is a Restricted Person and to the best of the Charterers’ knowledge and belief (having made all due and careful enquiry), none of the Approved Sub-charterer, any Non-subsidiary Manager or any of their respective directors, officers, employees or agents is a Restricted Person;

(s)

each Relevant Person, a Non-subsidiary Manager and their respective directors, officers, employees and agents, and to the best of the Charterers’ knowledge and belief (having made all due and careful enquiry), the Approved Sub-charterer and its directors, officers, employees and agents, is in compliance with all Sanctions laws;

(t)

each Relevant Person, a Non-subsidiary Manager and their respective directors, officers, employees and agents, and to the best of the Charterers’ knowledge and belief (having made all due and careful enquiry), the Approved Sub-charterer and its directors, officers, employees and agents have not (i) been or are currently being investigated on compliance with Sanctions, (ii) received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and (iii) taken any action to evade the application of Sanctions;

(u)

the Vessel is not employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel is not used by or to benefit any party which is a target of Sanctions or trade to any area or country where trading the Vessel to such area or country would constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People’s Republic of China; or (ii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation;

(v)

each Relevant Person and to the best of the Charterers’ knowledge and belief (having made all due and careful enquiry) the Approved Sub-charterer, is not in breach of any laws or regulations relating to the Vessel and its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, the laws of the Vessel’s registry and in particular, all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and each of the Relevant Persons has instituted and maintained systems, controls, policies and procedures designed to:

(i)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and

(ii)	promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;

(w)

no Relevant Person nor any of their assets, in each case, has any right to immunity from set off, legal proceedings, attachment prior to judgment or other attachment or execution of judgment on the grounds of sovereign immunity or otherwise;

(x)

no Relevant Persons or Non-subsidiary Manager is insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Relevant Persons, a Non-Subsidiary Manager or all or material part of their assets;

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(y)	that in respect of any Approved Sub-charter:

(i)	the copy of such Approved Sub-charter provided to the Owners is a true and complete copy; and

(ii)

in the case of an Approved Sub-charter being a bareboat charter, the relevant Approved Sub-charterer is fully aware of the content of and the transactions contemplated under this Charter and consents to the same;

(z)	no Termination Event or Potential Termination Event has occurred or might reasonably be expected to result from the entry into and performance of this Charter or any other Leasing Document;

(aa)

as at the date of this Charter, the Charterers have not entered into any other investments, any sale or leaseback agreements, any off-balance sheet transaction or incur any other liability or obligation (including without limitation, any Financial Indebtedness of any obligations under a guarantee) except:

(i)	liabilities and obligations under the Leasing Documents to which they are or, as the case may be, will be a party; or

(ii)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Vessel;

(bb)	apart from the listing of the units of the Guarantor on the NASDAQ, none of the shares of a Relevant Person are listed on any stock exchange for listed shares/units;

(cc)

any factual information provided by the Charterers (or on their behalf) to the Owners was true and accurate in all material respects as at the date it was provided or as the date at which such information was stated; and

(dd)	the entry by each Relevant Person into any Leasing Document does not in any way cause any breach, and is in all respects permitted, under the terms of any document which it is entered into.

Clause 46 – CHARTERERS’ UNDERTAKINGS

46.1	The Charterers undertake that they shall comply or procure compliance with the following undertakings commencing from the date of this Charter and up to the last day of the Charter Period:

(a)	there shall be sent to the Owners:

(i)

as soon as possible, but in no event later than ninety (90) days after the end of each financial half-year, the consolidated unaudited semi-annual accounts of the Guarantor certified as to their correctness by the chief financial officer or a duly authorised officer of the Guarantor; and

(ii)

as soon as possible, but in no event later than one hundred and eighty (180) days after the end of each financial year of the Guarantor, the audited consolidated annual financial reports of the Guarantor;

(b)

they will provide to the Owners, promptly at the Owners’ request, copies of all notices and minutes relating to any of their shareholders’ meetings and copies of their shareholders’ written resolutions which are despatched to the Charterers’ or the Guarantor’s respective shareholders or partners or any class of them save that publicly disclosed notices, minutes and written resolutions not concerning the Vessel or the Leasing Documents need not be provided to the Owners under this Clause;

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(c)

they will provide to the Owners, promptly at the Owners’ requests, copies of all notices, notices of meetings and written resolutions which are despatched to the Charterers’ or Guarantor’s other creditors (if any);

(d)

they will provide or will procure that each other Relevant Person provides the Owners with details of any legal, arbitral or administrative action involving such Relevant Person (provided that in the case where such Relevant Person is the Guarantor, such claim under such legal, arbitral or administrative action either (1) exceeds the sum of US$10,000,000 (or its equivalent in any other currency) or (2) which if adversely determined against the Guarantor, would or is likely to have a Material Adverse Effect) or the Vessel as soon as such action is instituted or it becomes apparent to such Relevant Person that it is likely to be instituted and is likely to have a material adverse effect on the ability of a Relevant Person to perform their obligations under each Leasing Document to which it is a party;

(e)

they will, and will procure that each other Relevant Person obtains and promptly renews or procure the obtainment or renewal of and provide copies of, from time to time, any necessary consents, approvals, authorisations, licenses or permits of any regulatory body or authority for the transactions contemplated under each Leasing Document to which it is a party (including without limitation to sell, charter and operate the Vessel);

(f)

they will not, and will procure that each other Relevant Person will not, create, assume or permit to exist any Security Interest of any kind upon any Leasing Document to which such Relevant Person is a party, and if applicable, the Vessel (save for the Existing Mortgage (which shall be discharged prior to Delivery), in each case other than the Permitted Security Interests;

(g)	they will at their own cost, and will procure that each other Relevant Person will:

(i)

do all that such Relevant Person reasonably can to ensure that any Leasing Document to which such Relevant Person is a party validly creates the obligations and the Security Interests which such Relevant Person purports to create; and

(ii)

without limiting the generality of paragraph (i), promptly register, file, record or enrol any Leasing Document to which such Relevant Person is a party with any court or authority in all Relevant Jurisdictions, pay any stamp duty, registration or similar tax or fee in all Relevant Jurisdictions in respect of any Leasing Document to which such Relevant Person is a party, give any notice or take any other step which, is or has become necessary or desirable for any such Leasing Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which such Relevant Person creates;

(h)	they will, and will procure that each other Relevant Person, notify the Owners immediately of the occurrence of:

(i)

any damage and/or alteration caused to the Vessel by any reason whatsoever which results, or may be expected to result, in repairs on the Vessel which exceed US$1,000,000 (or its equivalent in any other currency);

(ii)	any material safety incidents taking place on board the Vessel;

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(iii)	any casualty or occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become, a Major Casualty;

(iv)	any Environmental Claim which is made against the Charterers, an Approved Sub-charterer or an Approved Manager in connection with the Vessel or any Environmental Incident;

(v)	any arrest or detention of the Vessel, any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire; and

(vi)	any Potential Termination Event or Termination Event,

and will keep the Owners fully up-to-date with all developments and the Charterers will, if so requested by the Owners, provide any such certificate signed by an officer of the Charterers, confirming that there exists no Potential Termination Event or Termination Event;

(i)

they will, and will procure that each other Relevant Person and Non-subsidiary Manager will, as soon as practicable after receiving the request, provide the Owners with any additional financial or other information relating:

(i)	to themselves and/or the Vessel (including, but not limited to the condition and location of the Vessel); or

(ii)	to any other matter relevant to, or to any provision of any Leasing Document to which it is a party,

which may be reasonably requested by the Owners (or their financiers (if any)) at any time;

(j)

without prejudice to Clause 46.1(l)(i)(A), comply, or procure compliance, and will procure that each other Relevant Person will comply or procure compliance, with all laws or regulations relating to the Vessel and its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Vessel’s registry;

(k)	the Vessel shall be classed with the Classification Society and shall be free of all overdue recommendations and conditions;

(l)	they will ensure and procure that:

(i)	the Market Value of the Vessel shall be ascertained from time to time in the following circumstances:

(A)	upon the occurrence of a Termination Event which is continuing, at any time at the request of the Owners; and

(B)

in the absence of a Termination Event which is continuing, at least once every calendar year, with such report to be dated no more than thirty (30) calendar days prior to every anniversary of the Delivery Date occurring within the Charter Period or on such other date as the Owners may request; and

(ii)	the Charterers shall pay the amount of the fees and expenses incurred by the Owners in connection with any matter arising out of this paragraph (l);

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(m)

if at any time during the Charter Period, the Outstanding Principal Balance is of an amount which is more than ninety per cent. (90%) of the Vessel’s Market Value (the “LTV Breach”, and the said difference between ninety per cent. (90%) of the Market Value and one hundred per cent. (100%) of the Outstanding Principal Balance shall be referred to as the “shortfall” for the purposes of this paragraph), they shall at the Owners’ option (promptly and in any event no later than the date falling thirty (30) days from the date on which the Owners’ notify the Charterers of such LTV Breach) either,

(i)

prepay such part of the Outstanding Principal Balance in an amount equal to such shortfall, whereupon such prepayment shall be applied towards (A) payment and satisfaction on a pro-rata basis to the remaining outstanding instalment(s) of the Fixed Charterhire (or part thereof) of the Charterhire, or (B) in the event of the valid exercise by the Charterers of a Purchase Option (and always without prejudice to Clause 47) , the relevant portion of the applicable Early Purchase Option Price; or

(ii)

provide, or ensure that a third party shall provide cash collateral (or such other additional Security Interests which, is acceptable to the Owners and in the opinion of the Owners, has a net realisable value (and the Owners may engage the services of an Approved Valuer at the cost of the Charterers in order to reach such opinion)) at least equal to the shortfall, and is documented with such terms and conditions as the Owners may require;

(n)

they shall comply, shall procure that each other Relevant Person and a Non-subsidiary Manager complies with all laws and regulations in respect of Sanctions, and in particular, they shall effect and maintain a sanctions compliance policy to ensure compliance with all such laws and regulations implemented from time to time;

(o)

the Vessel shall not be employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel shall not be used by or to benefit any party which is a target of Sanctions and/or is a Restricted Person or trade to any area or country or territory where trading the Vessel to such area or country or territory would constitute or reasonably be expected to constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People’s Republic of China, (ii) would result or reasonably be expected to result in any Relevant Person, a Non-subsidiary Manager or the Owners becoming a Restricted Person or (iii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation;

(p)

they shall, and shall procure that each other Relevant Person and a Non-subsidiary Manager shall, and shall use all reasonable endeavours to procure that the Approved Sub-charterer shall, promptly notify the Owners of any non-compliance, by any Relevant Person, the Approved Sub-charterer, any Non-subsidiary Manager or their respective officers, directors, employees, consultants, agents or intermediaries, with all laws and regulations relating to Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws (including but not limited to notifying the Owners in writing immediately upon being aware that any Relevant Person, the Approved Sub-charterer, any Non-Subsidiary Manager or their respective shareholders, directors, officers or employees is a Restricted Person or has otherwise become a target of Sanctions) as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws;

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(q)

they shall, and shall procure that each other Relevant Person shall, and shall use all reasonable endeavours to procure that the Approved Sub-charterer shall, (in each case above, including procuring or as the case may be, using all reasonable endeavours to procure the respective officers, directors, employees, consultants, agents and/or intermediaries of the relevant entity to do the same) shall:

(i)	comply with all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;

(ii)	maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws; and

(iii)

in respect of the Charterers, not use, or permit or authorize any person to directly or indirectly use, the Purchase Price for any purpose that would breach any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws;

(r)

in respect of the Charterers, not lend, invest, contribute or otherwise make available the Purchase Price to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws;

(s)

they shall not appoint or permit to be appointed any manager of the Vessel unless it is an Approved Manager appointed on terms acceptable to the Owners and their financiers (if any) and such Approved Manager has (prior to accepting its appointment) entered into a Manager’s Undertaking;

(t)	they shall ensure that all Earnings and any other amounts received by them in connection with the Vessel are paid into the Earnings Account;

(u)	they shall maintain a credit balance of at least $500,000 in the Earnings Account;

(v)

upon request, they will provide or they will procure to be provided to the Owners the report(s) of the survey(s) conducted pursuant to Clause 7 (Surveys on Delivery and Redelivery) of this Charter in form and substance satisfactory to the Owners;

(w)	save with the prior written consent of the Owners, they shall not permit the sub-chartering of the Vessel:

(i)	on a bareboat charter basis; or

(ii)	on a time charter basis for a period exceeding thirteen (13) months (taking into account any optional extension period);

(x)

as a condition precedent to the execution of any Approved Sub-charter entered into by the Charterers after the date of this Charter, the Charterers shall assign all their rights and interests under such Approved Sub-charter in favour of the Owners (and their financiers (if any)) and shall use their best endeavours to procure such Approved Sub-charterer gives a written acknowledgment of such assignment, in each case, in form and substance acceptable to the Owners and provide such documents as the Owners may reasonably require regarding the due execution of such Approved Sub-charter (and in the case where the Approved Sub-charter is a bareboat charter, such Approved Sub-charterer shall additionally assign all their rights and interests under the Insurances and Requisition Compensation in favour of the Owners (and their financiers (if any)) in form and substance acceptable to the Owners (and their financiers (if any));

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(y)

in respect of an Approved Sub-charter which contains an option to extend the charter period, they shall notify the Owners as soon as they become aware that the relevant Approved Sub-charterer does not intend to, or has not by the date falling 20 days prior to the date on which such Approved Sub-charter will expire, exercise the relevant option to extend the same;

(z)

they shall not make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital following the occurrence of a Potential Termination Event or Termination Event or which would result in a Potential Termination Event or Termination Event;

(aa)	the Vessel shall be registered under the Flag State at all times;

(bb)

they shall not enter into any other investments, any sale or leaseback agreements, any off-balance sheet transaction or incur any other liability or obligation (including without limitation, any Financial Indebtedness of any obligations under a guarantee) except:

(i)	liabilities and obligations under the Leasing Documents to which it is or, as the case may be, will be a party; or

(ii)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Vessel; and

(iii)	any transaction entered into with their Affiliates shall be on arm’s length basis and in good faith.

Clause 47 – EARLY PURCHASE OPTION

47.1

The Charterers shall have the option, at any time on or after the second anniversary of the Delivery Date to purchase (either directly or with the Guarantor as its nominee) the Vessel on any Payment Date (the “Early Purchase Option Date”) specified in a notice (the “Early Purchase Option Notice”) at the applicable Early Purchase Option Price, subject always to giving the Owners no less than ninety (90) days’ prior written notice.

47.2

The Early Purchase Option shall only be exercisable by the Charterers on an Early Purchase Option Date, provided that no Total Loss, Termination Event or Potential Termination Event has occurred and is continuing.

47.3

An Early Purchase Option Notice shall be signed by a duly authorised officer or a director or an attorney of the Charterers and, once delivered to the Owners, is irrevocable and the Charterers shall be bound to pay to the Owners the Early Purchase Option Price on the Early Purchase Option Date.

47.4	Only one Early Purchase Option Notice may be served throughout the duration of the Charter Period.

47.5

Upon the Owners’ receipt in full of the Early Purchase Option Price, the Owners shall transfer the legal and beneficial ownership of the Vessel in accordance with the terms and conditions set out at Clauses 50.1(a) and 50.1(b) to the Charterers or their nominees.

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Clause 48 – EXPIRY PURCHASE OBLIGATION

48.1

The Charterers shall be obliged to purchase the Vessel on the last day of the natural expiration of the Charter Period (the “Expiry Purchase Obligation Date”) at the Expiry Purchase Price but they are permitted to notify the Owners if they do not intend to purchase the Vessel by giving the Owners no less than three hundred and sixty five (365) days’ prior irrevocable written notice (the “Expiry Purchase Obligation Notice”) of their intention to not purchase the Vessel.

48.2

If the Charterers fail to serve an Expiry Purchase Obligation Notice on or before the day falling three hundred and sixty five (365) days’ prior to the last day of the Charter Period the Charterers shall be required to purchase the Vessel in accordance with Clause 50 (Sale of the Vessel by Purchase Option or Expiry Purchase Obligation).

48.3	An Expiry Purchase Obligation Notice shall be signed by a director or attorney of the Charterers and, once delivered to the Owners, is irrevocable.

48.4	Only one Expiry Purchase Obligation Notice may be served throughout the duration of the Charter Period.

Clause 49 – INTENTIONALLY DELETED

Clause 50 – SALE OF THE VESSEL BY PURCHASE OPTION OR EXPIRY PURCHASE OBLIGATION

50.1

On the Purchase Option Date or the Expiry Purchase Obligation Date, all legal and beneficial interest and title in the Vessel shall be transferred to the Charterers by the Owners upon receipt by the Owners of the Early Purchase Option Price or the Expiry Purchase Price (as the case may be) on an “as is where is” basis and on the following terms and conditions:

(a)

the Charterers expressly agree and acknowledge that no condition, warranty or representation of any kind is or has been given by or on behalf of the Owners in respect of the Vessel or any part thereof, and accordingly the Charterers confirm that they have not, in entering into this Charter, relied on any condition, warranty or representation by the Owners or any person on the Owners’ behalf, express or implied, whether arising by law or otherwise in relation to the Vessel or any part thereof, including, without limitation, warranties or representations as to the description, suitability, quality, merchantability, fitness for any purpose, value, state, condition, appearance, safety, durability, design or operation of any kind or nature of the Vessel or any part thereof, and the benefit of any such condition, warranty or representation by the Owners is hereby irrevocably and unconditionally waived by the Charterers to the extent permissible under applicable law, the Charterers hereby also waive any rights which they may have in tort in respect of any of the matters referred to under this Clause and irrevocably agree that:

(i)	the Owners shall have no greater liability in tort in respect of any such matter than they would have in contract after taking account of all of the foregoing exclusions;

(ii)	no third party making any representation or warranty relating to the Vessel or any part thereof is the agent of the Owners nor has any such third party authority to bind the Owners thereby; and

(iii)

notwithstanding anything contained above, nothing contained herein is intended to obviate, remove or waive any rights or warranties or other claims relating thereto which the Charterers (or their nominee) or the Owners may have against the manufacturer or supplier of the Vessel or any third party;

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(b)

the Vessel shall be free from any registered mortgages or any other liens, encumbrances or debts created or permitted to exist by the Owners (save for those mortgages, liens, encumbrances or debts created under the Leasing Documents);

(c)

the Early Purchase Option Price or the Expiry Purchase Price (as the case may be) shall be paid by (or on behalf of) the Charterers to the Owners on the relevant Purchase Option Date (in the case of the Early Purchase Option Price and the Expiry Purchase Price) or the Expiry Purchase Obligation Date (in the case of the Expiry Purchase Price), together with unpaid amounts of Charterhire and other moneys owing by or accrued or due from the Charterers under this Charter on or prior to the Purchase Option Date or Expiry Purchase Obligation Date (as the case may be) which remain unpaid; and

(d)

upon the Early Purchase Option Price or the Expiry Purchase Price and all other moneys payable under this Charter being fully and irrevocably paid to the Owners on, and in accordance with, the terms set forth in this Charter (except in the case of Total Loss) the Owners agree (at the cost of the Charterers) to enter into:

(i)	a bill of sale; and

(ii)	a protocol of delivery and acceptance,

and the Vessel shall accordingly be deemed delivered to the Charterers on the date and time set out in such protocol of delivery and acceptance (and to the extent required for such purposes the Vessel shall be deemed first to have been redelivered to the Owners).

Clause 51 – INDEMNITIES

51.1

The Charterers shall pay such amounts to the Owners, on the Owners’ demand, in respect of all documented claims, expenses, liabilities, losses, fees (including, but not limited to, any legal fees or vessel registration and tonnage fees) suffered or incurred by or imposed on the Owners arising directly or indirectly from this Charter and any Leasing Document or in connection with delivery, possession, performance, control, registration, payment of tonnage tax or other registration fees or fees associated with maintaining the relevant registry of the Vessel, repair, survey, insurance, maintenance, manufacture, purchase, ownership and operation of the Vessel by the Owners and the costs related to the prevention or release of liens or detention of or requisition, use, operation or redelivery, repossession, sale or disposal of the Vessel or any part of it, enforcement of the Owners’ rights under any Leasing Document or in connection with, following or resulting from the occurrence of a Termination Event or a Potential Termination Event and whether or not the Vessel is in the possession or the control of the Charterers or otherwise (including without limitation by reason thereof in re-taking possession or otherwise in re-acquiring the Vessel pursuant to Clause 37.3), and whether prior to, during or after termination of the leasing of this Charter and whether or not the Vessel is in the possession or the control of the Charterers or otherwise.

51.2

Without prejudice to its generality, Clause 51.1 covers any documented claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the MARPOL Protocol, any Environmental Law, any Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws.

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51.3

Without prejudice to any right to damages or other claim which the Owners may have at any time against the Charterers, it is hereby agreed that the indemnities of the Owners contained in this Charter shall continue in full force and effect until the expiry of the Charter Period.

51.4

Without prejudice to the above Clause 51.1, if any sum (a “Sum”) due from a Relevant Person under the Leasing Documents, or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Relevant Person; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Charterers shall, as an independent obligation, on demand, indemnify the Owners against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(i)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(ii)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.

51.5

The obligations of the Charterers under Clause 51 (Indemnities) and in respect of any Security Interest created pursuant to the Security Documents will not be affected or discharged by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations under Clause 51 (Indemnities) or in respect of any Security Interest created pursuant to the Security Documents (without limitation and whether or not known to it or any Relevant Person) including:

(a)	any time, waiver or consent granted to, or composition with, any Relevant Person or other person;

(b)	the release of any other Relevant Person or any other person under the terms of any composition or arrangement with any creditor of the Guarantor or any of its affiliates;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Relevant Person or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Relevant Person or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Leasing Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Security Document or any other document or security; or

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(g)	any insolvency or similar proceedings.

51.6

Notwithstanding anything to the contrary under the Leasing Documents (but subject and without prejudice to Clause 33 (Cancellation)) and without prejudice to any right to damages or other claim which the Charterers may have at any time against the Owners under this Charter, the indemnities provided by the Charterers in favour of the Owners shall continue in full force and effect notwithstanding any breach of the terms of this Charter or such Leasing Document or termination or cancellation of this Charter or such Leasing Document pursuant to the terms hereof or thereof or termination of this Charter or such Leasing Document by the Owners.

51.7

In consideration of the Charterers requesting the Other Owners to charter the Other Vessels to the Other Charterers under the Other Charters, the Charterers hereby irrevocably and unconditionally undertake to pay immediately on demand (as primary obligor) from the Other Owners (or of them, as the case may be) such amounts in respect of all claims, expenses, liabilities, losses, fees of every kind and nature and all other moneys due, owing and/or payable to the Other Owners under or in connection with the Other Charters, and to indemnify and hold the Other Owners harmless against all such moneys, costs, fees and expenses incurred or suffered or outstanding under the Other Charters.

51.8

All rights which the Charterers have at any time (whether in respect of this Charter or any other transaction) against the Other Charterers or the Guarantor or any of them shall be fully subordinated to the rights of the Owners under the Leasing Documents and until the end of this Charter and unless the Owners otherwise direct, the Charterers shall not exercise any rights which it may have (whether in respect of this Charter or any other transaction) by reason of performance by it of its obligations under the Leasing Documents or by reason of any amount becoming payable, or liability arising, under this Clause:

(a)	to be indemnified by the Other Charterers or the Guarantor or any of them;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, the Other Charterers’ or the Guarantor’s obligations under the Leasing Documents;

(c)

to take any benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Other Charterers or the Guarantor or any of them under the Leasing Documents or of any other guarantee or security taken pursuant to, or in connection with, the Leasing Documents by any of the aforesaid parties;

(d)

to bring legal or other proceedings for an order requiring any of the Other Charterers or the Guarantor or any of them to make any payment, or perform any obligation, in respect of any Leasing Document;

(e)	to exercise any right of set-off against any of the Other Charterers or the Guarantor or any of them; and/or

(f)	to claim or prove as a creditor of any of the Other Charterers or the Guarantor or any of them,

and if the Charterers receive any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Owners or the Other Owners by the Other Charterers or the Guarantor or any of them under or in connection with the Leasing Documents to be repaid in full on trust for the Owners or the Other Owners and shall promptly pay or transfer the same to the Owners or the Other Owners as may be directed by the Owners.

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51.9

The Charterers hereby irrevocably agree to indemnify and hold harmless the Owners against any claim, expense, liability or loss reasonably incurred by the Owners (and which is notified to the Charterers) in liquidating or employing deposits from their financiers or third parties to fund the acquisition of the Vessel pursuant to the MOA, on or prior to the Delivery Date.

51.10

Notwithstanding anything to the contrary herein (but subject and without prejudice to Clause 33 (Cancellation)) and without prejudice to any right to damages or other claim which the Charterers may have at any time against the Owners under this Charter, the indemnities provided by the Charterers in favour of the Owners shall continue in full force and effect notwithstanding any breach of the terms of this Charter or termination of this Charter pursuant to the terms hereof or termination of this Charter by the Owners.

Clause 52 – NO SET-OFF OR TAX DEDUCTION

52.1

All payments of Charterhire, the Upfront Charterhire or the Early Purchase Option Price or Expiry Purchase Price and any other payment made by the Charterers under a Leasing Document shall be paid punctually:

(a)

without any form of set-off (other than the Upfront Charterhire which shall be set-off pursuant to Clause 36.3), cross-claim or condition and in the case of Charterhire or the Upfront Charterhire, without previous demand unless otherwise agreed with the Owners; and

(b)	free and clear of any tax deduction or withholding unless required by law.

52.2	Without prejudice to Clause 52.1, if the Charterers are required by law to make a tax deduction from any payment:

(a)	the Owners shall notify the Charterers as soon as they become aware of the requirement; and

(b)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Owners receive and retain (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which they would otherwise have received.

52.3	In this Clause “tax deduction” means any deduction or withholding for or on account of any present or future tax, other than a FATCA Deduction.

Clause 53 – INCREASED COSTS

53.1	This Clause 53 (Increased Costs) applies if the Owners notify the Charterers that they consider that as a result of:

(a)

the introduction or alteration after the date of this Charter of a law or an alteration after the date of this Charter in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Charter of a tax on the Owners’ overall net income); or

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(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Owners allocates capital resources to their obligations under this Charter) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Charter, the Owners (or a parent company of them) has incurred or will incur an increased cost.

53.2	In this Clause 53 (Increased Costs), “increased cost” means, in relation to the Owners:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Owners having entered into, or being a party to, this Charter, of funding the acquisition of the Vessel pursuant to the MOA or performing their obligations under this Charter;

(b)	a reduction in the amount of any payment to the Owners under this Charter or in the effective return which such a payment represents to the Owners on their capital;

(c)	an additional or increased cost of funding the acquisition of the Vessel pursuant to the MOA; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Owners under this Charter.

53.3

For the purposes of Clause 53.2 the Owners may in good faith allocate or spread costs and/or losses among their assets and liabilities (or any class of their assets and liabilities) on such basis as they consider appropriate.

53.4

Subject to the terms of Clause 53.1, the Charterers shall pay to the Owners, on the Owners’ demand, the amounts which the Owners from time to time notify the Charterers to be necessary to compensate the Owners for the increased cost.

Clause 54 – CONFIDENTIALITY

54.1

The Parties agree to keep the terms and conditions of this Charter and any other Leasing Documents (the “Confidential Information”) strictly confidential, provided that a Party may disclose Confidential Information in the following cases:

(a)	it is already known to the public or becomes available to the public other than through the act or omission of the disclosing Party;

(b)

it is required to be disclosed under the applicable laws of any Relevant Jurisdiction, by a governmental order, decree, regulation or rule, by an order of a court, tribunal or listing exchange of the Relevant Jurisdiction (including but not limited to an order by the US Securities and Exchange Commission or the NASDAQ), provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure;

(c)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings;

(d)

to (or through) whom a Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Leasing Document (as permitted by the terms thereof), provided that such person receiving Confidential Information shall undertake that it would not disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

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(e)	to any of the following persons on a need to know basis:

(i)	a shareholder or an Affiliate of either Party (including the employees, officers and directors thereof);

(ii)	professional advisers retained by a disclosing party; or

(iii)	persons advising on, providing or considering the provision of financing to the disclosing party or an Affiliate,

provided that the disclosing party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties; or

(f)	with the prior written consent of all Parties.

Clause 55 – PARTIAL INVALIDITY

If, at any time, any provision of a Leasing Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

Clause 56 – SETTLEMENT OR DISCHARGE CONDITIONAL

56.1

Any settlement or discharge under any Leasing Document between the Owners and any Relevant Person or any other person shall be conditional upon no security or payment to the Owners by any Relevant Person or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

56.2

If the Owners consider that an amount paid or discharged by, or on behalf of, a Relevant Person in purported payment or discharge of an obligation of that Relevant Person to the Owners under the Leasing Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Relevant Person or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Leasing Documents.

Clause 57 – CHANGES TO THE PARTIES

57.1	Assignment or transfer by the Charterers

The Charterers shall not assign their rights or transfer by novation any of their rights and obligations under the Leasing Documents except with the prior consent in writing of the Owners (such consent not to be unreasonably withheld if such assignment or transfer is to an Affiliate of the Charterers).

57.2	Transfer by the Owners

(a)

The Owners may transfer by novation (or otherwise) any of their rights and obligations under the Leasing Documents at any time to an Affiliate of the Owners, another lessor or financial institution or trust, fund, leasing company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any other party at any time.

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(b)

During the Charter Period, any change in the registered ownership of the Vessel (other than pursuant to paragraph (a)) above shall not require the Charterers’ prior approval and notwithstanding such change, this Charter would continue on identical terms (save for logical, consequential or mutually agreed amendments), and the Charterers hereby agree that they shall be liable to the aforesaid new owner of the Vessel for its performance of all obligations pursuant to this Charter after change of the registered ownership of the Vessel from the Owners to such new owner and shall procure that the Guarantor shall execute a guarantee in favour of the new owners for inter alia, the obligations of the Charterers under this Charter, in substantially in the same form as the Guarantee (or such other form as the Guarantor and the new owners may agree).

57.3

The Charterers agree and undertake to enter into any such usual documents as the Owners shall require to complete or perfect the transfer of the Vessel (with the benefit and burden of this Charter) pursuant to Clause 57.2, at no cost to the Charterers.

Clause 58 – MISCELLANEOUS

58.1

The Charterers waive any rights of sovereign immunity which they or any of their assets may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Charter.

58.2

No term of this Charter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Charter, save that the Other Owners may rely on the rights conferred on them under Clause 51.7.

58.3

This Charter and each Leasing Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter or that Leasing Document, as the case may be.

58.4

These additional clauses shall be read together with the BARECON 2001, and shall constitute a single instrument. In the case of any conflict between the provisions of these additional terms and the BARECON 2001, these additional terms shall prevail.

Clause 59 – FATCA

59.1	Defined terms

For the purposes of this Clause 59 (FACTA), the following terms shall have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

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(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under this Charter or the Leasing Documents required by or under FATCA.

“FATCA Exempt Party” means a Relevant Party that is entitled under FATCA to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if a Relevant Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Non-Exempt Party” means any Relevant Party who is not a FATCA Exempt Party.

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government.

“Relevant Party” means any party to a Leasing Document.

59.2	FATCA Information

(a)	Subject to paragraph (c) below, each Relevant Party shall, on the date of this Charter, and thereafter within ten (10) Business Days of a reasonable request by another Relevant Party:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)

supply to the requesting party (with a copy to all other Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “pass thru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of the requesting party’s compliance with FATCA.

(b)

If a Relevant Party confirms to any other Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other Relevant Parties reasonably promptly.

(c)

Nothing in this clause shall oblige any Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that nothing in this paragraph shall excuse any Relevant Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

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(d)

If a Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Charter or the provided information is insufficient under FATCA, then:

(i)

if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of this Charter and the Leasing Documents as if it is a FATCA Non-Exempt Party; and

(ii)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of this Charter and the Leasing Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

59.3	FATCA Deduction and gross-up by Relevant Party

(a)

If the representation made by the Charterers under Clause 45.1(q) proves to be untrue or misleading such that the Charterers are required to make a FATCA Deduction, the Charterers shall make the FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)

If the Charterers are required to make a FATCA Deduction then the Charterers shall increase the payment due from them to the Owners to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)

The Charterers shall promptly upon becoming aware that they must make a FATCA Deduction (or that there is any change in the rate or basis of a FATCA Deduction) notify the Owners accordingly. Within thirty (30) days of the Charterers making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Charterers shall deliver to the Owners evidence reasonably satisfactory to the Owners that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

59.4	FATCA Deduction by Owners

The Owners may make any FATCA Deduction they are required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Owners shall not be required to increase any payment in respect of which they make such a FATCA Deduction or otherwise compensate the recipient for that FATCA Deduction.

59.5	FATCA Mitigation

Notwithstanding any other provision to this Charter, if a FATCA Deduction is or will be required to be made by any party under Clause 59.3 in respect of a payment to the Owners as a result of the Owners not being a FATCA Exempt Party, the Owners shall have the right to transfer their interest in the Vessel (and this Charter) to any person nominated by the Owners and all costs in relation to such transfer shall be for the account of the Charterers.

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Clause 60 – DEFINITIONS

60.1	In this Charter the following terms shall have the meanings ascribed to them below:

“Acceptance Certificate” means a certificate substantially in the form set out in Schedule I (Acceptance Certificate) to be signed by the Charterers at Delivery.

“Account Bank” means Hamburg Commercial Bank AG acting through its office at Hamburg or such bank as the Owners may approve in advance in writing.

“Account Security” means the document creating security over the Earnings Account executed by the Charterers in favour of the Owners, in the agreed form.

“Upfront Charterhire” means an amount equal to thirty per cent. (30%) of the Purchase Price.

“Affiliate” means in relation to any person, a subsidiary of that person or a Holding Company of that person or any other subsidiary of that Holding Company.

“Anti-Money Laundering Laws” means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the United States of America, the European Union and the People’s Republic of China and which in each case are (a) issued, administered or enforced by any governmental agency having jurisdiction over any Relevant Person or the Owners; (b) of any jurisdiction in which any Relevant Person or the Owners conduct business; or (c) to which any Relevant Person or the Owners is subjected or subject to.

“Anti-Terrorism Financing Laws” means all applicable anti-terrorism laws, rules, regulations or guidelines of any jurisdiction, including and not limited to the United States of America or the People’s Republic of China which are: (a) issued, administered or enforced by any governmental agency, having jurisdiction over any Relevant Person or the Owners; (b) of any jurisdiction in which any Relevant Person or the Owners conduct business; or (c) to which any Relevant Person or the Owners are subjected or subject to.

“Approved External Sub-Manager” means Synergy Marine Pte. Ltd., a corporation incorporated and existing under the laws of Singapore with registration number 200918639D and having its registered address at 1, Kim Seng Promenade, #10-11/12k, Great World City,Singapore – 237994, or G-Marine Service Co., Ltd., a company incorporated in the Republic of Korea and having its address at 15th floor, 331, Jungang-daero, Dong-gu, 48792, Korea.

“Approved Manager” means the Approved Main Manager, the Approved Sub-Manager or the Approved External Sub-Manager.

“Approved Main Manager” means Navios Shipmanagement Inc., a corporation incorporated under the laws of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Republic of the Marshall Islands, any other Affiliate of the Guarantor or any other ship management company approved in writing in advance by the Owners.

“Approved Sub-charter” means any other charter or employment of the Vessel which has been approved in writing by the Owners pursuant to Clause 46.1(w).

“Approved Sub-charterer” means and any other sub-charterer (approved by the Owners in writing) to any Approved Sub-charter.

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“Approved Sub-Manager” means Navios Containers Management Inc, a corporation incorporated under the laws of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Republic of the Marshall Islands, any other Affiliate of the Guarantor, a ship management company which is wholly owned by Angeliki Frangou, a ship management company which is a subsidiary of Navios Maritime Holdings Inc. or any other ship management company approved in writing in advance by the Owners.

“Approved Valuer” means Arrow, Fearnleys, Clarksons, Platou, Maersk Brokers, Simpson Spence Young, Howe Robinson, Braemar or any other independent and reputable shipbroker nominated by the Charterers and approved by the Owners.

“Breakfunding Costs” means all breakfunding costs and expenses incurred or payable by the Owners when a repayment or prepayment under the relevant funding arrangement entered into by the Owners for the purpose of financing the Purchase Price does not fall on a Payment Date as a result of or due to the payments made under this Charter by the Charterers.

“Business Day” means a day on which banks are open for business in the principal business centres of Athens, Hamburg, Shanghai, Hong Kong and in respect of a day on which a payment is required to be made or other dealing is due to take place under a Leasing Document in Dollars, also a day on which commercial banks are open in New York City.

“Business Ethics Law” means any laws, regulations and/or other legally binding requirements or determinations in relation to corruption, fraud, collusion, bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to any Relevant Person or the Owners or to any jurisdiction where activities are performed and which shall include but not be limited to (i) the United Kingdom Bribery Act 2010 and (ii) the United States Foreign Corrupt Practices Act 1977 and all rules and regulations under each of (i) and (ii).

“Cancelling Date” has the meaning given to that term in the MOA.

“Charterhire” means each of, as the context may require, all of the quarterly instalments of hire payable hereunder comprising in each case:

(a)	a component of Fixed Charterhire; and

(b)	a component of Variable Charterhire.

“Variable Charterhire” means, in relation to a Payment Date, the interest component of Charterhire calculated in accordance with Schedule III (Interest Rate) at the applicable Interest Rate for the Term ending on that Payment Date on the Outstanding Principal Balance (as at Delivery Date, in the case of the first Payment Date, and as at the preceding Payment Date, in the case of all other Payment Dates).

“Fixed Charterhire” means an aggregate amount of US$9,711,072.00 payable in instalments over each of the twenty (20) Payment Dates as follows:

(a)

in respect of the 1st Payment Date, an amount equivalent to the aggregate of $8,000 per day multiplied by the number of days elapsed from and including the Delivery Date up to but excluding the 1st Payment Date;

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(b)

in respect of each of the 2nd Payment Date to the 8th Payment Date, an amount equivalent to the aggregate of $8,000 per day multiplied by the number of days elapsed from and including the preceding Payment Date up to but excluding the next Payment Date;

(c)

in respect of each of the 9th Payment Date to the 19th Payment Date, an amount equivalent to the aggregate of $3,532 per day multiplied by the number of days elapsed from and including the preceding Payment Date up to but excluding the next Payment Date; and

(d)

in respect of the last Payment Date, an amount equivalent to an amount equivalent to the aggregate of $3,532 per day multiplied by the number of days elapsed from and including the preceding Payment Date up to and including the date falling sixty (60) months after the Delivery Date.

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons.

“Charter Period” means the period commencing on the Delivery Date and described in Clause 32.2 unless it is either terminated earlier pursuant to the terms of this Charter.

“Classification Society” means American Bureau of Shipping or any classification society being a member of the International Association of Classification Societies which is approved by the Owners.

“Delivery” means the delivery of the legal and beneficial interest in the Vessel from the Owners to the Charterers pursuant to the terms of the MOA.

“Delivery Date” means the date on which Delivery occurs.

“Document of Compliance” has the meaning given to it in the ISM Code.

“Dollars” or “US$” or “$” means the lawful currency for the time being of the United States of America.

“Early Purchase Option” means the early purchase option which the Charterers are entitled to exercise pursuant to Clause 47 (Early Purchase Option).

“Early Purchase Option Date” has the meaning given to that term in Clause 47.1.

“Early Purchase Option Fee” means an amount equal to the Outstanding Principal Balance multiplied by the following percentages pursuant to the table below determined in accordance with the Early Purchase Option Date:

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Early Purchase Option Date	Percentage (%)

From (and including) the day immediately following the third anniversary of the Delivery Date up to (and including) the fourth anniversary of the Delivery Date	1.0

From (and including) the day immediately following the fourth anniversary of the Delivery Date up to (and including) the fifth anniversary of the Delivery Date	0.75

From (and including) the day immediately following the fifth anniversary of the Delivery Date up to (and including) the sixth anniversary of the Delivery Date	0.25

From (and including) the day immediately following the sixth anniversary of the Delivery Date up to (and including) the last day of the natural expiration of the Charter Period	0

Early Purchase Option Date[1]	Percentage (%)

From (and including) the day immediately following the second anniversary of the Delivery Date up to (and including) the third anniversary of the Delivery Date	1.0

From (and including) the day immediately following the third anniversary of the Delivery Date up to (and including) the fourth anniversary of the Delivery Date	0.5

From (and including) the day immediately following the fourth anniversary of the Delivery Date up to (and including) the last date of the natural expiration of the Charter Period	0

“Early Purchase Option Notice” has the meaning given to that term in Clause 47.1.

“Early Purchase Option Price” means, in relation to the Early Purchase Option Date, the aggregate, as at that date, of:

(a)	the Outstanding Principal Balance;

(b)	the Early Purchase Option Fee;

(c)	any accrued but unpaid Variable Charterhire;

(d)	any Breakfunding Costs;

(e)	any legal costs incurred by the Owners in connection with the exercise of the Early Purchase Option under Clause 47 (Early Purchase Option); and

(f)	all other amounts payable under this Charter and the other Leasing Documents together with any applicable interest thereon.

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“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) and which arise out of the use or operation of the Vessel, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable in the event of requisition of the Vessel for hire, all moneys which are at any time payable under any Insurances in respect of loss of hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(b)

if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph (a) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel.

“Earnings Account” means, an account in the name of the Charterers with the Account Bank into which the Earnings are paid.

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and for this purpose, “claim” means a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)

any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Vessel or from the Vessel into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or reasonably expected to be potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Relevant Person and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or reasonably expected to be potentially liable to be arrested and/or where any Relevant Person and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

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“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Existing Mortgage” means the mortgage over the Vessel dated 2 July 2018 executed by the Charterers in favour of Hamburg Commercial Bank AG.

“Expiry Purchase Obligation” means the option not to acquire the Vessel the Charterers are entitled to exercise pursuant to Clause 48 (Expiry Purchase Obligation).

“Expiry Purchase Obligation Date” has the meaning given to that term in Clause 48.1.

“Expiry Purchase Obligation Notice” has the meaning given to that term in Clause 48.1.

“Expiry Purchase Price” means US$US$9,000,000.

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)

under a lease, a deferred purchase consideration arrangement (other than deferred payments for assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

“Financial Instruments” means a mortgage, a deed of covenant, a general assignment or such other financial security instruments granted to the Owners’ financiers as security for the obligations of the Owners in relation to the financing of the acquisition of the Vessel.

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“Flag State” means the Republic of Liberia or any other flag state approved by the Owners in writing.

“General Assignment” means the general assignment executed or to be executed between the Charterers and the Owners in respect of the Vessel, pursuant to which the Charterers shall, inter alia, assign their rights under the Insurances, Earnings and Requisition Compensation and each Approved Sub-charter in favour of the Owners and in the agreed form.

“Group” means the Guarantor and each of its direct or indirect subsidiaries from time to time.

“Guarantor” means Navios Maritime Containers L.P., a limited partnership converted from a corporation under the laws of the Republic of Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Republic of the Marshall Islands.

“Guarantee” means a guarantee executed by the Guarantor in favour of the Owners dated on or around the date of this Charter.

“Holding Company” means, in relation to a person, any other person in relation to which it is a subsidiary.

“Initial Market Value” means, in relation to the Vessel, US$28,500,000.

“Insurances” means:

(a)

all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel or otherwise in relation to it whether before, on or after the date of this Charter; and

(b)

all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Charter.

“Interest Rate” means, in relation to Variable Charterhire, the rate of interest determined in accordance with Schedule III (Interest Rate) plus the Margin.

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISPS Code” means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974, as the same may be supplemented or amended from time to time.

“Leasing Documents” means this Charter, the MOA, the Security Documents and the Trust Deed.

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“LIBOR” means, in relation to a Term, the London Interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars commencing on the first day of that Term displayed on page LIBOR 01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, and if such page or service ceases to be available the Owners may specify another page or service displaying the relevant rate on the Quotation Day (if the rate as determined above is less than zero, LIBOR shall be deemed to be zero).

“Major Casualty” means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$1,000,000 (or its equivalent in any other currency).

“Manager’s Undertaking” means, in relation to an Approved Manager, the letter of undertaking from such Approved Manager, inter alia, subordinating the rights of such Approved Manager against the Vessel and the Charterers to the rights of the Owners and their financiers (if any) in an agreed form.

“Margin” means 3.35% per annum.

“Market Value” means, in relation to the Vessel at any relevant time, the arithmetic mean of two (2) valuations, each prepared by an Approved Valuer (one selected by the Owners and one selected by the Charterers (but both at the cost of the Charterers)):

(a)	on a date no earlier than thirty (30) days previously;

(b)	without physical inspection of the Vessel; and

(c)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing and a willing buyer, free of any existing charter or other contract of employment.

“MARPOL Protocol” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997).

“Material Adverse Effect” means, in the opinion of the Owners, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Charterers, the Shareholder, the Guarantor or the Group taken as a whole; or

(b)	the ability of any Relevant Person to perform its obligations under any Leasing Document to which it is a party; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security Interests granted pursuant to any of the Leasing Documents or the rights or remedies of the Owners under any of the Leasing Documents.

“MOA” means the memorandum of agreement entered into by the Charterers as sellers and the Owners as buyers dated on the date of this Charter in relation to the sale and purchase of the Vessel.

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“Mortgagee” has the meaning given to that term in Clause 35.2.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations of the United States of America.

“Net Sale Proceeds” means, in relation to a sale of the Vessel by the Owners to a third party following the Charterers’ failure to pay the Termination Purchase Price, the amount of the consideration actually and unconditionally received by the Owners from a purchaser of the Vessel and any non-refundable deposit paid to or for the account of the Owners by a person acquiring or proposing to acquire the Vessel under a contract or offer to purchase the Vessel or other agreement to acquire the Vessel which has been withdrawn, terminated or cancelled or has lapsed, after deducting in each case: (a) any tax for which the Owners are required to account in respect of such sale, and (b) the Owners’ costs and out of pocket expenses properly incurred in connection with such sale (including but not limited to brokers’ commissions, legal fees, registration fees and stamp duties) or properly incurred in recovering possession of or in moving, insuring, maintaining, or dry-docking the Vessel and in carrying out any works or modifications required to restore the Vessel to the condition required by this Charter.

“Non-subsidiary Manager” means an Approved Manager which is not an entity within the Group.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Original Jurisdiction” means, in relation to any Relevant Person, the jurisdiction under whose laws they are respectively incorporated, converted or formed as at the date of this Charter.

“Other Charter” means, in relation to each Other Charterer, the bareboat charterparty entered into between the relevant Other Owner and such Other Charterer in respect of the relevant Other Vessels.

“Other Charterer” means each or, as the context may require, any of Nefeli Navigation S.A., Vythos Marine Corp. and Limestone Shipping Corporation (and “Other Charterers” mean all of them).

“Other Owner” means each or, as the context may require, any of Xiang L44 HK International Ship Lease Co., Limited, Xiang L45 HK International Ship Lease Co., Limited, and Xiang L47 HK International Ship Lease Co., Limited (and “Other Owners” means all of them).

“Other Vessel” means each or, as the context may require, any of m.v.s Navios Unison, Navios Constellation and Navios Unite (and “Other Vessels” means all of them).

“Outstanding Principal Balance” means, on any relevant date, the Purchase Price minus the aggregate of (i) the Upfront Charterhire and (ii) the aggregate Fixed Charterhire which has been paid by the Charterers and received by the Owners as at such date.

“Party” means either party to this Charter.

“Payment Date” means each of the twenty (20) dates upon which Charterhire is to be paid by the Charterers to the Owners pursuant to Clause 36 (Charterhire and Upfront Charterhire).

“Permitted Security Interests” means:

(a)	Security Interests created by a Leasing Document or a Financial Instrument;

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(b)	liens for unpaid master’s and crew’s wages in accordance with the ordinary course of operation of the Vessel or in accordance with usual reputable maritime practice;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of trading;

(e)

any other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel provided such liens do not secure amounts more than 30 days overdue;

(f)

any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owners are prosecuting or defending such action in good faith by appropriate steps; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue or for payment of taxes which are overdue for payment but which are being contested by the Owners or the Charterers in good faith by appropriate steps and in respect of which adequate reserves have been made.

“Potential Termination Event” means, an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Owners and/or the satisfaction of any other condition, would constitute a Termination Event.

“Purchase Option Date” means:

(a)	the Early Purchase Option Date; or

(b)	the Expiry Purchase Date.

“Purchase Price” has the meaning ascribed thereto in the MOA.

“Quiet Enjoyment Letter” means the quiet enjoyment letter entered or to be entered into between the Owners, the Charterers and the Approved Sub-charterer in relation to the Vessel.

“Quotation Day” means in relation to any period for which an Interest Rate is to be determined, 2 Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Owners in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Relevant Interbank Market” means the London interbank market.

“Relevant Person” means:

(a)	the Charterers,

(b)	the Other Charterers,

(c)	the Guarantor,

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(d)	the Shareholder;

(e)	any Approved Manager other than a Non-subsidiary Manager; and

(f)	such other party providing security to the Owners for the Charterers’ obligations under this Charter pursuant to a Security Document or otherwise.

“Relevant Jurisdiction” means, in relation to any Relevant Person:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any property owned by it and charged under a Leasing Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Leasing Documents entered into by it creating a Security Interest.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Restricted Countries” means those countries subject to country-wide or territory-wide Sanctions and/or trade embargoes, in particular but not limited to those of OFAC, including at the date of this Charter, but without limitation, Cuba, Crimea, Iran, North Korea, Sudan, Syria and any additional countries based on respective country-wide or territory-wide Sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Persons.

“Restricted Person” means a person, entity or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, the United States, OFAC, the United Nations, the United Kingdom, Her Majesty’s Treasury and the Foreign and Commonwealth Office of the United Kingdom, the People’s Republic of China and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by law or regulation of the United Kingdom, the United States of America (including, without limitation, CISADA and OFAC), the People’s Republic of China or the Council of the European Union.

“Security Documents” means the Guarantee, the Account Security, the General Assignment, the Shares Security, the Manager’s Undertaking, the Quiet Enjoyment Letter and any other security documents granted as security for the obligations of the Charterers under or in connection with this Charter.

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating), pledge or assignment, any maritime or other lien or any other security interest of any kind;

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(b)	the security rights of a plaintiff under an action in rem; or

(c)

any other right which confers on a creditor or potential creditor a right or privilege to receive the amount actually or contingently due to it ahead of the general unsecured creditors of the debtor concerned; however this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

“Shareholder” means Boheme Navigation Company, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Republic of Marshall Islands.

“Shares Security” means the shares security over the units/shares in the Charterers to be executed by the Shareholder in favour of the Owners on or around the date of this Charter.

“Term” means, in relation to the definitions of “Fixed Charterhire” and “Variable Charterhire”, a period of three (3) month’s duration, provided that:

(a)	the first period shall commence on the Delivery Date;

(b)	each subsequent period shall commence on the last day of the preceding period;

(c)

if any period commences on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month falling three (3) months thereafter, as the case may be, that period shall, subject to paragraph (d), end on the last day of such later calendar month; and

(d)	any period which would otherwise extend beyond the Charter Period shall instead end on the last day of the Charter Period.

“Termination Date” has the meaning given to that term in Clause 44.2.

“Termination Event” means any event described in Clause 44 (Termination Events).

“Termination Purchase Price” means, in respect of any date, the aggregate, as at such date, of:

(a)	the Outstanding Principal Balance;

(b)	any Early Purchase Option Fee;

(c)	any accrued but unpaid Variable Charterhire;

(d)	any Breakfunding Costs;

(e)

any costs incurred and expenses incurred by the Owners (and their financiers (if any)) in locating, repossessing or recovering the Vessel or collecting any payments due under this Charter or in obtaining the due performance of the obligations of the Charterers under this Charter or the other Leasing Documents and any default interest in relation thereto;

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(f)	any legal costs incurred by the Owners in connection with the termination of this Charter under Clause 44 (Termination Events); and

(g)	all other outstanding amounts payable under this Charter together with any applicable interest thereon.

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)

any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; or

(c)

any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft but excluding any event specified in paragraph (b) of this definition) unless it is redelivered within thirty (30) days to the full control of the Owners or the Charterers.

“Trust Deed” means a trust deed dated on or around the date of this Charter entered into between amongst others the Owners, the Other Owners, the Charterers, the Other Charterers, the Shareholder and the Guarantor which, inter alia, sets out the obligations of the Owners in respect of holding on trust all moneys or other assets received or recovered by or on behalf of the Owners and the Other Owners by virtue of any Security Interest or other rights granted to the Owners under or by virtue of the Security Documents.

“Upfront Fee” shall have the meaning given to such term in Clause 41.1.

“US Tax Obligor” means (a) a person which is resident for tax purposes in the United States of America or (b) a person some or all of whose payments under the Leasing Documents are from sources within the United States for United States federal income tax purposes.

“Vessel” means the 9,954 TEU container vessel named m.v. “YM UTMOST” with IMO No. 9302621 and which is to be registered under the name of the Owners under the flag of the Republic of Liberia upon Delivery.

60.2	In this Charter:

“Approved Manager”, “Approved Sub-charterer”, “Charterers”, “Other Charterers”, “Other Owners”, “Owners”, “Relevant Person”, “Shareholder” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Leasing Documents;

“agreed form” means, in relation to a document, such document in a form agreed in writing by the Owners;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

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“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“continuing” or, as the case may be, “continuation of” means, in relation to any Termination Event, a Termination Event which has not been waived by the Owners in writing and in relation to any Potential Termination Event, a Potential Termination Event which has not been waived by the Owners in writing;

“control” over a particular company means the power (whether by way of ownership of units/shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than 51 per cent, of the maximum number of votes that might be cast at a general meeting of such company; or

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of such company; or

(c)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

“document” includes a deed; also a letter, fax or telex;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 60.3;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Clubs including pollution risks, freight, demurrage and defence cover, extended passenger cover and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

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“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 60.4; and

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

60.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

60.4	Meaning of “subsidiary”.

A company (S) is a subsidiary of another company (P) if a majority of the issued units/shares in S (or a majority of the issued units/shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P.

A company (S) is a subsidiary of another company (U) if S is a subsidiary of P and P is in turn a subsidiary of U.

60.5	In this Charter:

(a)

references to a Leasing Document or any other document being in the form of a particular appendix or to any document referred to in the recitals include references to that form with any modifications to that form which the Owners approve;

(b)	references to, or to a provision of, a Leasing Document or any other document are references to it as amended or supplemented, whether before the date of this Charter or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Charter or otherwise; and

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(d)	words denoting the singular number shall include the plural and vice versa.

60.6	Headings

In interpreting a Leasing Document or any provision of a Leasing Document, all clauses, sub-clauses and other headings in that and any other Leasing Document shall be entirely disregarded.

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EXECUTION PAGE

OWNERS

SIGNED	)
by	)
as an attorney-in-fact	)
for and on behalf of	)
XIANG L46 HK INTERNATIONAL SHIP LEASE CO., LIMITED	)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

CHARTERERS

SIGNED	)
by	)
as an attorney-in-fact	)
for and on behalf of	)
FAIRY SHIPPING CORPORATION	)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

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